Filed Pursuant to Rule 424(b)(2)

Registration No. 333-199863

CALCULATION OF REGISRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.75% Notes due 2022	$400,000,000	$46,480
5.00% Notes due 2024	$300,000,000	$34,860
Total:	$700,000,000	$81,340

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

P R O S P E C T U S    S U P P L E M E N T

(To prospectus dated November 5, 2014)

$700,000,000

$400,000,000 4.75% Senior Notes due 2022

$300,000,000 5.00% Senior Notes due 2024

We are offering $400,000,000 aggregate principal amount of 4.75% Senior Notes due 2022 (the “2022 Notes”) and $300,000,000 aggregate principal amount of 5.00% Senior Notes due 2024 (the “2024 Notes” and together with the 2022 Notes, the “notes”). We will pay interest on the notes on June 1 and December 1 of each year, beginning on June 1, 2015. The 2022 Notes will mature on December 1, 2022 and the 2024 Notes will mature on December 1, 2024.

The notes will be guaranteed on an unsecured senior basis by certain of our existing and future direct and indirect domestic subsidiaries. The notes and guarantees will be general senior unsecured obligations ranking equally in right of payment with our and the guarantors’ existing and future senior unsecured debt, including borrowings under our senior credit facilities. The notes are effectively subordinated in right of payment to our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such debt and all existing and future debt and other liabilities of any of our non-guarantor subsidiaries. The notes and the guarantees will be senior in right of payment to our and the guarantors’ existing and future subordinated debt.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-14.

	Per 2022 Note	Total	Per 2024 Note	Total
Public offering price (1)	100.00%	$400,000,000	100.00%	$300,000,000
Underwriting discount	1.25%	$5,000,000	1.25%	$3,750,000
Proceeds, before expenses, to us (1)	98.75%	$395,000,000	98.75%	$296,250,000

(1) Plus accrued interest from November 21, 2014, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes to purchasers will be made on or about November 21, 2014 in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Goldman, Sachs & Co.

J.P. Morgan	SunTrust Robinson Humphrey

Co-Managers

MUFG	US Bancorp	Huntington Investment Company	KeyBanc Capital Markets

Fifth Third Securities	Regions Securities LLC	SMBC Nikko

The date of this prospectus supplement is November 6, 2014.

Prospectus supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell our notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We own the service marks for Omnicare Geriatric Pharmaceutical Care Guidelines® and Omniview®.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.

The most significant of these risks and uncertainties are described in our Form 10-K, Form 10-Q and Form 8-K reports filed with the SEC and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; our ability to attract new clients and service contracts and retain existing clients and service contracts; our ability to identify, finance and consummate acquisitions on favorable terms or at all; trends for the continued growth of our businesses; changes in drug pricing; delays and reductions in reimbursement by the government and other payors to Omnicare and our customers; the overall financial condition of our customers and our ability to assess and react to such financial condition; the ability and willingness of our vendors and business partners to continue to provide products and services to Omnicare; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain skilled management; competition for qualified staff in the healthcare industry; variations in demand for our products and services; variations in costs or expenses; our ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, its implementing regulations and any subregulatory guidance; reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long-term care pharmacies or specialty pharmacies; government budgetary pressures and changes, including federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of our contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or changes in the proportion of our business covered by specific contracts; the outcome of pending and future legal or contractual disputes; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances that could result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; our ability to successfully complete planned divestitures; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for our stock and in the financial markets generally; timing of conversions of our convertible debt securities; access to adequate capital and financing on acceptable terms; changes in our credit ratings given by rating agencies; changes in tax laws and regulations; changes in accounting rules and standards; the impacts of potential cybersecurity risks and/or incidents; costs to comply with our Corporate Integrity Agreement; and unexpected costs and interruptions from the implementation of our new information technology system. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Except as otherwise required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUMMARY

References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires. This section contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference, including the “Risk Factors” in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We are a leading healthcare services company that specializes in the management of complex pharmaceutical care. We operate two primary businesses, Long-Term Care Group (“LTC”) and Specialty Care Group (“SCG”), each serving different customer populations but sharing a common objective of advancing health outcomes at the lowest possible cost. Through LTC, we are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term care facilities, chronic care facilities and other settings. Through SCG, we provide specialty pharmacy and commercialization services for the biopharmaceutical industry. We leverage our specialized clinical capabilities and innovative technology solutions across both of these primary businesses as key components of the value that management believes we provide to our customers. We service customers in both of these businesses across the United States.

Long-Term Care Group

Through LTC, we operate the largest institutional pharmacy business in the United States as measured in both revenues and the number of customers served. Due to the size and scope of LTC, we believe we have unique cost advantages, especially pertaining to the sourcing of pharmaceuticals. The scale of our operations has also provided us with the opportunity to make investments in proprietary automation technology to reduce our dispensing costs while improving the accuracy and consistency of our service delivery. LTC’s customers consist of skilled nursing facilities, assisted living facilities, independent living communities, hospitals, correctional facilities, and other healthcare service providers. In light of a customer mix that is heavily concentrated in the senior market, we have a high level of insight into geriatric pharmaceutical care. As of September 30, 2014, LTC provided pharmacy services in the U.S. in 47 states and the District of Columbia. LTC dispensed approximately 28 million prescriptions in the third quarter of 2014 and comprised approximately 74.4% of our total net sales during the nine months ended September 30, 2014.

In addition to pharmaceutical distribution, we believe we provide value to our customers through our extensive clinical services, our customer-facing technology offerings and the speed at which we transition residents of our customers’ facilities to lower-cost generic pharmaceuticals. With respect to our clinical services, we provide pharmacy consulting, including monthly patient drug therapy evaluations, assist in compliance with state and federal regulations and provide proprietary clinical and health management programs (utilizing outcomes-based algorithm technology). LTC also provides a suite of technology solutions based largely on our Omniview® web-based platform that is intended to improve the efficiency of our customers’ operations through such tools as the electronic ordering of prescription refills, proof-of-delivery tracking, and real-time validation of Medicare Part D coverage, among others. LTC also provides a number of other products and services, including intravenous medications and nutrition products (infusion therapy products and services), respiratory therapy services, and clinical care planning. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs.

The Omnicare Geriatric Pharmaceutical Care Guidelines®. Supplementing the various clinical services Omnicare provides, we offer client facilities and their attending physicians a guide to pharmaceutical treatment of the elderly called the Omnicare Geriatric Pharmaceutical Care Guidelines® (the “Omnicare Guidelines”). We believe the Omnicare Guidelines is the first drug formulary ranking drugs by disease state according to their clinical effectiveness independent of their cost, specifically designed for the elderly. The clinical evaluations and rankings are developed exclusively for Omnicare by the University of the Sciences in Philadelphia, an academic institution recognized for its expertise in geriatric long-term care. The Omnicare Guidelines is extensively reviewed and updated at least annually, taking into account, among other factors, the latest advances as documented in the medical literature. In addition, the Omnicare Guidelines provides relative cost information comparing the prices of the drugs to patients, their insurers or other payors of the pharmacy bill. As the Omnicare Guidelines focuses on health benefits, rather than solely on cost, we believe that use of the Omnicare Guidelines assists physicians in making the best clinical choices of drug therapy for the patient in a manner that is cost efficient for the payor of the pharmacy bill. Accordingly, we believe that the development of and compliance with the Omnicare Guidelines is important in lowering costs for our payors. The Omnicare Guidelines is also integrated into our primary customer-facing technology platform, Omniview®.

Omniview®. As the primary component of our customer-facing technology suite, Omniview provides our long-term care facility customers with an innovative technological platform to improve efficiencies within their operations. Our broad range of advanced technologies allows web-based access to electronic medical records, automated pharmacy billing, online medication refills and returns processing, census tracking, pre-admission medication assessment and access to the Omnicare Guidelines. Our MyOmniview web-portal is designed to address patients’ and family member needs by allowing access to the patients’ health records, billing information and pharmaceutical information.

Specialty Care Group

SCG operates across a broad spectrum of the healthcare continuum, serving the needs of biopharmaceutical manufacturers, physicians, nurses, caregivers and patients. Our SCG services are largely centered on the specialty pharmaceutical market and revolve around four platforms: brand support services, supply chain solutions, patient support services and specialty pharmacy. By integrating these services across SCG’s platforms, we are able to provide our manufacturer clients a customized end-to-end solution for all of their needs. Our brand support services, supply chain solutions and patient support services are integrated, fee-for-service platforms which focus on helping the drug manufacturer to market, distribute and obtain reimbursement for their products. In our specialty pharmacy platform, we dispense specialized pharmaceuticals that are high cost, have complex reimbursement and supply chain challenges, have limited patient populations and are not available through normal retail channels. These specialized drugs deal primarily with specific categories of drugs and disease states, such as rheumatoid arthritis, multiple sclerosis, oncology and growth hormones. SCG accounted for approximately 25.6% of our total net sales for the nine months ended September 30, 2014.

Industry Overview

Long Term Care Pharmacy Industry

The long-term care pharmacy industry provides pharmaceutical products and services to institutional care settings, including nursing homes, assisted living facilities, hospices, retirement centers and correctional facilities. The primary providers of these services are independent institutional pharmacies, and, to a lesser extent, retail pharmacies. The types of services provided by firms in the long-term care pharmacy industry can be divided into three major segments: pharmacy operations, infusion therapy and prescription medical devices and supplies.

Pharmacy operations includes four primary functions:

•	Dispensing Medication: Fill physician orders for prescription and non-prescription pharmaceuticals for individual patients, after checking for drug-drug interactions and appropriateness of dosage, and deliver these medications to the long-term care facilities.

•	Inventory Management: Ensure that all brand name drugs and their generic equivalents are stocked in the pharmacy and are repackaged in unit-of-use format for dispensing.

•	Consulting Pharmacy: Provide consulting pharmacy services that are required to be provided by long-term care facilities in order to participate in Medicaid and Medicare programs, including monthly reviews of drug utilization, medication charts, storage rooms and drug administration.

•	Information Systems: Develop and manage computerized medical records systems to improve nursing efficiency and reduce error rates in dispensing and administration.

Infusion therapy services generally include the following functions:

•	IV Drug Therapy: Mix the IV product components in a “clean room,” deliver the product to the patient site and train the facility’s staff to administer the IV.

•	Parenteral and Enteral Nutrition Services: Intravenously feed patients suffering from gastrointestinal obstructions or malfunctions.

Specialty Pharmacy Industry

The specialty pharmacy industry is focused on end-to-end supply chain solutions for commercialization and delivery of specialty pharmaceuticals. Specialty pharmaceuticals target disease states with small-to-medium populations that have serious, previously unmet, medical needs. Specialty pharmaceuticals typically reflect one or more of the following features:

•	Large-molecule injectable form (increasingly available in small-molecule, oral form);
•	Premium pricing and requiring reimbursement support services;
•	Historically covered under medical benefits (buy-and-bill, physician administered) but increasingly covered under pharmacy benefits (mail-order, self-administered);
•	Requiring special handling and cold-chain storage; and
•	Requiring disease-management services, including patient education, administration and compliance monitoring.

Specialty pharmacy is a high-touch, comprehensive care system of pharmacological care, in which patients with chronic illnesses and complex disease states receive expert therapy management and support tailored to their individual needs. The specialty pharmacy industry is highly fragmented among providers of specialty pharmacy services, including pharmacy benefit management companies, retail chain pharmacies, health plan operators, pharmaceutical wholesalers, physician practices, hospital systems and regional or independent specialty pharmacies.

Specialty pharmaceutical services are tailored to manufacturers in the biotechnology and pharmaceutical industries and focus on positively impacting access to, and the commercial success of, their products. Specialty pharmaceutical services include reimbursement support, medication therapy management and supply chain solutions that improve product access by addressing challenges faced by patients, caregivers, physicians, payors and manufacturers.

Our Strengths

Leading Market Position. We are the nation’s largest provider of pharmaceuticals and related pharmacy services to long-term care institutions, as measured in both revenues and number of customers served. As of September 30, 2014, our LTC segment provided pharmacy services in the U.S. in 47 states and the District of Columbia. LTC dispensed approximately 28 million prescriptions in the third quarter of 2014. While our growth was historically driven largely by acquisitions, we began instituting structural and organizational changes in 2010 that we believe better utilize our economies of scale and contributed to organic bed growth for 2013 and the first nine months of 2014.

Efficient Operating Model. We typically service long-term care facilities within a radius of 150 miles of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing, delivery, and consultation with the facility’s staff or attending physician. Our “hub-and-spoke” pharmacy infrastructure network is composed of 117 spoke pharmacies that primarily handle new prescription orders and 32 hub pharmacies that use proprietary automation to support spoke pharmacies with refill prescriptions. The use of automation within our pharmacies leverages our size and, we believe, distinguishes us from our competitors by reducing our dispensing costs while improving our dispensing accuracy. In conjunction with our drug distribution system, our computerized record keeping and documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in dispensing and administration. We believe we distinguish our services from many of our competitors by also providing proprietary clinical programs, including the Omnicare Guidelines.

Strong Cash Flows. Our leading market position and efficient operating model has resulted in strong, stable cash flows over the last few years. For the years ended December 31, 2012 and December 31, 2013 and the nine months ended September 30, 2014, we generated net cash flows from operating activities of continuing operations of $534.6 million, $479.5 million and $354.6 million, respectively, and adjusted EBITDA from continuing operations (as defined below) of $629.9 million, $673.5 million and $533.7 million, respectively. Over the same time period, our ratio of total debt (excluding current portion), net to adjusted EBITDA from continuing operations declined from 3.4x as of December 31, 2011 to 2.1x as of December 31, 2013.

Well Positioned in Specialty Pharmaceutical Market. We believe that, through our Specialty Care Group, we are well positioned to benefit from growth in the specialty pharmaceutical market, which is expected to outpace the broader pharmaceutical market over the next few years. New treatment alternatives for complicated therapeutic categories such as multiple sclerosis and rheumatoid arthritis as well as innovative orphan drug therapies for rare disease states have contributed to specialty care representing a larger share of the pharmaceutical market. As more of these products enter the market, and as pharmaceutical companies continue to outsource more activities, we believe the demand for commercialization services, such as reimbursement support and third party logistics, will also continue to increase.

Favorable Demographic Trends. We expect the aging U.S. population to be a positive driver of demand for long-term care pharmacies. Demographic trends indicate that demand for long-term care may increase into the middle of the century as the elderly population grows significantly. According to the U.S. Census Bureau, citizens aged 85+ are expected to be the fastest growing segment of the population between 2013 and 2060. As the elderly consume a disproportionately higher level of healthcare services, including prescription drugs, we believe the aging population will result in a meaningful increase in the demand for the geriatric pharmaceutical industry and represents a growth opportunity for our LTC business.

Experienced Management Team. We believe we have a strong management team that is well positioned to execute on our operational objectives. Our senior management team has several decades of aggregate experience in healthcare and has pursued significant investments in and enhancements to our long-term operating infrastructure that we believe contributed to our strong financial performance in 2013 and the first nine months of 2014.

Corporate Information

Our principal executive office is located at 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and our telephone number is (513) 719-2600. Our corporate website address is www.omnicare.com. Information contained on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

Recent Developments

On October 31, 2014, we entered into separate, privately negotiated exchange agreements under which we retired approximately $241.5 million in aggregate principal amount of our 3.25% Convertible Senior Debentures due 2035 (the “Existing 2035 Debentures”) in exchange for our issuance of $241.5 million in aggregate principal amount of new 3.25% Convertible Senior Exchange Debentures due 2035 (the “New 2035 Debentures” and together with the Existing 2035 Debentures, the “2035 Debentures”). The terms of the New 2035 Debentures are substantially the same as the terms of the Existing 2035 Debentures, except that the redemption and repurchase dates have been extended from December 15, 2015 to January 15, 2018 and January 15, 2021, respectively. See “Description of Other Indebtedness.”

In connection with this offering, we have amended our existing credit agreement to allow for the issuance of the notes being offered hereby. In addition, we currently intend to further amend our credit agreement to extend the maturity until 2019, increase the amount of our term loan to $400 million, and make changes to certain of the existing covenants. There can be no assurance that we will be able to consummate the amendment to the credit agreement on a timely basis or at all.

We intend to use a portion of the net proceeds from this offering to fund the redemption of all $400 million aggregate principal amount outstanding of our 7.75% senior subordinated notes due 2020 (the “2020 Notes”) at an aggregate redemption price equal to approximately $431.8 million (plus accrued and unpaid interest to the redemption date). In addition, we are presently considering redeeming, repurchasing and/or otherwise refinancing a portion, which could be significant, of our other outstanding debt securities, including our outstanding convertible indebtedness, and may fund such refinancing activities with cash on hand, borrowings under our revolving credit facility or the issuance of new senior or subordinated debt securities, including the notes offered hereby. We may engage in any such refinancing activities at any time and from time to time during or after this offering. Any such refinancing activities are subject to prevailing market conditions and there can be no assurance as to whether or on what terms any such refinancing activities will occur. See “Use of Proceeds.”

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of Notes.”

Issuer	Omnicare, Inc.

Securities	$400,000,000 aggregate principal amount of 4.75% Senior Notes due 2022 (the “2022 Notes”) and $300,000,000 aggregate principal amount of 5.00% Senior Notes due 2024 (the “2024 Notes”).

Maturity	The 2022 Notes will mature on December 1, 2022 and the 2024 Notes will mature on December 1, 2024.

Interest Payment Dates	June 1 and December 1 of each year, beginning June 1, 2015.

Ranking	The notes are our general unsecured senior obligations. Accordingly, they will rank:

•

equal in right of payment to our existing and future senior unsecured indebtedness, including all other senior unsecured notes issued from time to time and borrowings under our senior credit facilities;

•	senior in right of payment to our existing and future subordinated indebtedness;

•	effectively subordinated in right of payment to our and our guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such debt; and

•

structurally subordinated in right of payment to all existing and future obligations (including trade payables) of any of our existing or future non–guarantor subsidiaries, except to the extent such obligations are owed to us or a guarantor under the notes.

Guarantees	The notes are jointly and severally guaranteed on an unsecured senior basis by certain of our current and future domestic subsidiaries. Each subsidiary guarantee will rank:

•

equal in right of payment to the guarantors’ existing and future senior unsecured indebtedness, including all other senior unsecured notes issued from time to time to the extent guaranteed by the guarantors;

•	senior in right of payment to the guarantors’ existing and future subordinated indebtedness;

•	structurally senior to our 2035 Debentures because Omnicare Purchasing Company, L.P. is the sole guarantor with respect to the 2035 Debentures;

•	effectively subordinated in right of payment to the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such debt; and

•

structurally subordinated in right of payment to all existing and future obligations (including trade payables) of any of our existing or future non–guarantor subsidiaries, except to the extent such obligations are owed to us or a guarantor under the notes.

As of September 30, 2014, after giving effect to this offering and the application of the net proceeds from this offering as described in “Use of Proceeds”:

•

our outstanding senior indebtedness would have been approximately $1,524.9 million, including approximately $427.5 million of our 2035 Debentures, which are structurally subordinated to our other senior debt because Omnicare Purchasing Company, L.P. is the sole guarantor with respect thereto, $382.5 million outstanding under our senior credit facilities and $14.9 million in capitalized lease and other obligations;

•	there would have been approximately $285.8 million available for borrowing under the senior credit facilities (which is net of approximately $14.2 million of outstanding letters of credit);

•	our non-guarantor subsidiaries would have had no outstanding indebtedness, excluding intercompany payables; and

•	our outstanding secured debt would have been approximately $14.9 million, consisting of capitalized lease obligations.

Optional Redemption

At any time prior to the date that is three months prior to the scheduled maturity of the applicable series of notes, we may redeem the notes at a “make-whole” premium, plus accrued and unpaid interest to the redemption date. At any time after such dates, we may redeem all or part of a series of notes at a redemption price equal to par, plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption.”

Covenants	Each of the indentures governing the notes contains covenants that, among other things, limit our ability and/or our subsidiaries’ ability to:

•	incur certain liens securing debt;

•	engage in certain sale-leaseback transactions; and

•	consolidate, merge, or transfer all or substantially all of our assets.

See “Description of Notes–Certain Covenants” for a description of these covenants.

Change of Control Triggering Event

Upon the occurrence of a “change of control triggering event,” we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Absence of Public Market for the Notes

There is currently no established public trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market-making activities at any time without notice.

Use of Proceeds

We intend to use a portion of the net proceeds from this offering to fund the redemption of our 2020 Notes. We are presently considering redeeming, repurchasing and/or otherwise refinancing a portion, which could be significant, of our other outstanding debt securities, including our outstanding convertible indebtedness, and we intend to use the remaining proceeds of this offering for general corporate purposes, including, without limitation, funding any such refinancing activities. We may also fund such refinancing activities with cash on hand, borrowings under our revolving credit facility or the issuance of new senior or subordinated debt securities. We may engage in any such refinancing activities at any time and from time to time during or after this offering. Any such refinancing activities are subject to prevailing market conditions and there can be no assurance as to whether or on what terms any such refinancing activities will occur. See “Use of Proceeds.”

Form

The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk Factors

See “Risk Factors” beginning on page S-14 of this prospectus supplement, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Part II-Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, each incorporated by reference in this prospectus supplement, for important information regarding us and an investment in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes included in our Current Report on Form 8-K dated November 5, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, which are incorporated by reference in this prospectus supplement.

We derived the income statement data for the years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012 from our audited financial statements, which are incorporated by reference in this prospectus supplement. We derived the income statement data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 from our unaudited financial statements, which are incorporated by reference in this prospectus supplement. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial results of operations as of the applicable dates and for the applicable periods in all material respects. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

	Year Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
Income Statement Data (a):
Net sales	$5,896,606	$5,878,464	$6,013,398	$4,477,229	$4,789,677
Operating income	402,661	410,335	297,854	154,280	398,740
Interest expense, net of investment income	(160,103)	(135,103)	(123,870)	(94,011)	(88,138)
Income from continuing operations	142,779	171,943	84,892	26,265	192,961
Ratio of earnings to fixed charges (b)	2.4x	2.8x	2.2x	1.6x	4.1x

Balance Sheet Data (at end of period) (a):
Cash and cash equivalents	$577,528	$444,620	$356,001	$498,263	$286,943
Working capital	1,757,304	1,606,845	881,571	954,859	865,260
Total assets	7,193,110	6,989,264	6,691,846	6,915,526	6,397,337
Total senior debt (c)	459,429	443,373	419,123	426,344	397,406
Long-term debt (excluding current portion), net	1,968,274	2,030,030	1,418,819	1,426,472	1,411,470
Stockholders’ equity	3,795,436	3,505,712	2,740,803	3,326,221	2,654,803
Other Financial Data:
Net cash flows from operating activities of continuing operations	$546,148	$534,629	$479,514	$455,986	$354,554
Net cash flows from (used in) investing activities of continuing operations	(152,700)	(136,338)	(86,556)	(65,553)	3,305
Net cash flows used in financing activities of continuing operations	(308,219)	(531,199)	(481,577)	(336,790)	(426,917)
Capital expenditures	(60,717)	(96,924)	(95,015)	(73,279)	(67,871)
Adjusted EBITDA from continuing operations (d)(e)	574,200	629,887	673,514	501,854	533,711
Ratio of total senior debt to adjusted EBITDA from continuing operations (c)(d)(e)	0.8x	0.7x	0.6x
Ratio of total debt (excluding current portion), net to adjusted EBITDA from continuing operations (d)(e)	3.4x	3.2x	2.1x
Ratio of adjusted EBITDA from continuing operations to interest expense (d)(e)	3.6x	4.7x	5.4x

Total debt to total capitalization	34%	37%	34%	30%	35%

Other Operating Metrics (f):
Prescriptions:
Generic	76,545	82,584	82,497	62,093	62,030
Branded	21,224	17,587	17,022	12,807	11,955
Over-the-counter	14,125	14,147	13,485	10,191	9,975
Generic dispensing rate	78%	82%	83%	83%	84%
Prescriptions per calendar day	307	312	310	312	308

(a)

During 2014, we sold our end-of-life hospice pharmacy business (“hospice”) and certain retail operations (“retail”). The income statement data for the fiscal years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2013 and 2014 and the balance sheet data as of December 31, 2012 and 2013 and September 30, 2014 reflect the results of hospice and retail, including related impairment losses and certain expenses related to the divestitures, as discontinued operations. See Note 1 to our consolidated financial statements for the three and nine months ended September 30, 2014 and Note 3 to our consolidated financial statements for the year ended December 31, 2013. Balance sheet data as of December 31, 2011 and September 30, 2013 does not reflect the reclassification of hospice and retail as discontinued operations.

(b)

The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income from continuing operations, and dividing adjusted income from continuing charges by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

(c)

Excludes our 3.25% convertible senior debentures due 2035, which are structurally subordinated to our other senior debt because Omnicare Purchasing Company, L.P. is the sole guarantor with respect to these debentures.

(d)

Adjusted EBITDA represents earnings before interest (net of investment income), income taxes, depreciation and amortization, adjusted for special items that we believe are not related to our ordinary course of business and/or are non-cash in nature, including settlement, litigation and other related charges. We use adjusted EBITDA primarily as an indicator of our ability to service our debt, and we believe that certain investors find adjusted EBITDA to be a useful financial measure for the same purpose. However, adjusted EBITDA does not represent net cash flows from operating activities, as defined by United States Generally Accepted Accounting Principles, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Our calculation of adjusted EBITDA may differ from the calculation of adjusted EBITDA by others. The following is a reconciliation of adjusted EBITDA to net cash flows from operating activities of continuing operations (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
Adjusted EBITDA from continuing operations	$574,200	$629,887	$673,514	$501,854	$533,711	$705,371
Special items (x)	(71,124)	(115,088)	(267,267)	(266,521)	(53,026)	(53,772)
Amortization special item	1,044	—	—	—	—	—
Interest expense, net of investment income and amortization of discount on convertible notes	(135,908)	(111,030)	(99,303)	(75,537)	(69,654)	(93,420)
Income tax provision	(99,779)	(103,289)	(89,092)	(34,004)	(117,641)	(172,729)
Other operating activities (including debt redemption costs)	(13,570)	47,558	56,280	55,652	8,419	9,047
Disposition of business, net	—	—	39,245	36,062	805	3,988
Deferred tax provision	65,078	95,327	61,932	62,187	98,940	98,685
Gale settlement payments	—	—	—	—	(120,000)	(120,000)
Change in certain assets and liabilities, net of effects from acquisition and divestitures of businesses	226,207	91,264	104,205	176,293	73,000	912

Net cash flows from operating activities of continuing operations	546,148	534,629	479,514	455,986	354,554	378,082
Net cash flows from (used in) operating activities of discontinued operations	3,874	9,855	(12,454)	(1,321)	863	(10,270)

Net cash flows from operating activities	$550,022	$544,484	$467,060	$454,665	$355,417	$367,812

(x)	Special items consist of the following:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
Settlement, litigation and other related charges	$55,031	$49,375	$167,465	$169,615	$27,467	$25,317
Other charges	16,093	65,713	99,802	96,906	25,559	28,455

Total non-interest special items	71,124	115,088	267,267	266,521	53,026	53,772

Interest special items:
Amortization of discount	24,195	24,073	24,567	18,474	18,484	24,577
Debt redemption	25,491	12,363	4,784	4,784	647	647

Total interest special items	49,686	36,436	29,351	23,258	19,131	25,224

Total special items	$120,810	$151,524	$296,618	$289,779	$72,157	$78,996

(e)

For the twelve months ended September 30, 2014, adjusted EBITDA from continuing operations was $705,371, the ratio of total senior debt to adjusted EBITDA from continuing operations was 0.6x, the ratio of total debt (excluding current portion), net to adjusted EBITDA from continuing operations was 2.0x and the ratio of adjusted EBITDA from continuing operations to interest expense was 6.0x. For a reconciliation of adjusted EBITDA from continuing operations to net cash flows from operating activities of continuing operations for the twelve months ended September 30, 2014, see footnote (d) above. The unaudited twelve months ended September 30, 2014 data has been derived by adding our financial information for the fiscal year ended December 31, 2013 to the financial information for the nine months ended September 30, 2014 and subtracting the financial information for the nine months ended September 30, 2013.

(f)

The operating metrics for the fiscal years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2013 and 2014 have been derived from our quarterly operating metrics, as reported in our quarterly supplemental slides, and have not been adjusted to reflect the reclassification of operations as discontinued operations.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

We have substantial outstanding debt, including convertible debt, and could incur additional debt in the future. Any failure to meet our debt obligations, including settlement of conversions of our convertible debt securities, would adversely affect our business and financial condition.

At September 30, 2014, our total consolidated long-term debt plus the portion of current debt representing notes and debentures that are currently convertible, accounted for approximately 41.8% of our total capitalization (or 45.4% as adjusted for this offering and the uses of proceeds of this offering as described under “Use of Proceeds”). Although certain of the instruments governing our current indebtedness contain restrictions on our incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, we could incur substantial additional indebtedness in compliance with these restrictions, including in connection with any potential acquisition transactions. Additionally, these restrictions do not prevent us from incurring obligations that do not constitute debt under the governing documents.

The degree to which we are leveraged could have adverse consequences to you, including:

•

a substantial portion of our cash flow from operations will be required to service interest and principal payments on our debt and will not be available for operations, working capital, capital expenditures, expansion, acquisitions, dividends or general corporate or other purposes;

•	our ability to obtain additional financing in the future may be impaired;

•	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	we may be more vulnerable in the event of a downturn in our business, our industry or the economy in general.

Several series of our outstanding notes and debentures are convertible into cash and/or shares of our common stock under specified circumstances, including if the closing price of our common stock is more than 130% of the conversion price for such series of notes/debentures during the applicable measurement period. In general, upon conversion we will pay cash for the principal amount of the notes/debentures and shares of common stock for the remainder, if any, based on a daily conversion value during the applicable cash settlement averaging period, provided that we will pay cash in lieu of any fractional shares. Payment occurs at the end of the applicable settlement period, which is generally 30 days after we receive a holder’s notice of conversion. For additional detail on the conversion features of our convertible notes, see “Note 11—Debt” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and “Note 5—Debt” to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

The aggregate principal amount of convertible notes/debentures at any given time is subject to change depending on factors such as the price of our common stock during the applicable measurement period. As of September 30, 2014, approximately $777 million in aggregate principal amount of convertible notes/debentures was convertible, including the 2025 Notes, the 2042 Notes and the 2033 Debentures. We cannot predict the aggregate principal amount of convertible notes/debentures that will be convertible at any given time or how many, if any, holders of such convertible notes/debentures will present for conversion or the impact of any such conversions on our results of operations, financial condition, liquidity or cash flows.

Our ability to make payments on and to refinance our debt and to satisfy conversions of our convertible notes/debentures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory, and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our senior credit facilities in an amount sufficient to enable us to pay our debt, satisfy conversions of our convertible notes/debentures, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities, on commercially reasonable terms or at all.

Your ability to enforce the guarantees of the notes may be limited.

Although the notes are our obligations, they are unconditionally guaranteed on an unsecured senior basis by certain of our domestic subsidiaries. The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under applicable federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, other senior creditors of ours may have priority over the holders of the notes in respect of the assets of the relevant guarantor.

The notes are structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our secured obligations.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of notes.

In addition, the notes are our general unsecured obligations. Therefore, the notes are effectively subordinated to our and the guarantors’ secured debt to the extent of the value of the collateral securing such debt. As of September 30, 2014, after giving effect to this offering and the use of proceeds therefrom, we and the guarantors’ would have had approximately $14.9 million of secured debt consisting of capitalized lease obligations.

The indentures governing the notes contain limited negative covenants.

Neither we nor any of our subsidiaries is restricted from incurring additional unsecured debt or other liabilities, including additional senior debt, under the indentures governing the notes offered hereby. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indentures governing the notes offered hereby from granting security interests over our assets, except to the extent described under “Description of the Notes—Certain Covenants—Limitations on Liens” in this prospectus supplement, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, the indentures governing the notes offered hereby do not require us to comply with any financial covenants. You are not protected under these indentures in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Our ability to repurchase the notes upon a change of control triggering event may be limited.

In the event of a change of control triggering event, you will have the right, at your option, to require us to purchase all or a portion of the notes you hold at a purchase price equal to 101% of the aggregate principal amount of your notes, plus accrued interest thereon to the repurchase date. Our ability to repurchase the notes upon a change of control triggering event may be limited by the terms of our senior indebtedness. Further, our ability to repurchase the notes upon a change of control triggering event will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be in a position to repurchase the notes upon a change of control triggering event. The term “change of control triggering event” under the indentures is limited to certain specified occurrences and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes. To constitute a change of control triggering event, both a change of control and a ratings downgrade must occur. As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity or otherwise seek any remedies. Additionally, the requirement that we offer to repurchase the notes upon a change of control triggering event would not necessarily afford holders of the notes protection in the event of a highly leveraged reorganization. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The 2022 Notes and the 2024 Notes are each a new issue of securities, and there is no existing market for either series of notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of the offering, certain of the underwriters currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders or holders of such debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If our current or future lenders or holders of such debt instruments accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $690.3 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to fund the redemption of all $400 million aggregate principal amount outstanding of our 7.75% senior subordinated notes due 2020 (the “2020 Notes”). See “Summary—Recent Developments.” We are presently considering redeeming, repurchasing and/or otherwise refinancing a portion, which could be significant, of our other outstanding debt securities, including our outstanding convertible indebtedness, and we intend to use the remaining proceeds of this offering for general corporate purposes, including, without limitation, funding any such refinancing activities. We may also fund such refinancing activities with cash on hand, borrowings under our revolving credit facility or the issuance of new senior or subordinated debt securities. We may engage in any such refinancing activities at any time and from time to time during or after this offering. Any such refinancing activities are subject to prevailing market conditions and there can be no assurance as to whether or on what terms any such refinancing activities will occur.

Certain of the underwriters and/or their affiliates are holders of our 2020 Notes, and accordingly, will receive a portion of the proceeds of this offering in connection with the redemption thereof. See “Underwriting—Other Relationships.”

CAPITALIZATION

The following table shows our capitalization as of September 30, 2014 on an actual basis and as adjusted to reflect the offering of the notes in this offering and the use of proceeds therefrom as described under “Use of Proceeds.” The following should be read in connection with our consolidated financial statements and notes, which are incorporated by reference in this prospectus supplement.

	As of September 30, 2014
	Actual	As Adjusted(1)
	($ in thousands, except per share data)
Cash and cash equivalents (including restricted cash)	$286,943	$545,393

Debt
Revolving senior credit facility, due 2017 (2)	—	—
Senior term loan facility, due 2017 (2)	382,500	382,500
4.75% senior notes, due 2022 offered hereby	—	400,000
5.00% senior notes, due 2024 offered hereby	—	300,000
7.75% senior subordinated notes, due 2020	400,000	—
3.75% convertible senior subordinated notes, due 2025	79,979	79,979
4.00% junior subordinated convertible debentures, due 2033	307,122	307,122
3.25% convertible senior debentures, due 2035 (3)	427,500	427,500
3.75% convertible senior subordinated notes, due 2042	390,000	390,000
3.50% convertible senior subordinated notes, due 2044	424,250	424,250
Capitalized lease and other debt obligations	14,906	14,906

Subtotal	2,426,257	2,726,257
Add interest rate swap agreements	18,041	18,041
(Subtract) unamortized debt discount	(537,115)	(537,115)

Total debt	1,907,183	2,207,183

Stockholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized,
135,487,957 shares issued as of September 30, 2014	135,488	135,488
Paid-in capital	2,083,162	2,083,162
Retained earnings	1,785,475	1,785,475
Treasury stock, at cost – 37,604,106 shares as of September 30, 2014	(1,347,387)	(1,347,387)
Accumulated other comprehensive loss	(1,935)	(1,935)

Total stockholders’ equity	2,654,803	2,654,803

Total capitalization	$4,561,986	$4,861,986

(1)

As adjusted figures in this table assume that a portion of the net proceeds of this offering will be used to fund the redemption of the entire outstanding principal amount of the 2020 Notes at an aggregate redemption price equal to approximately $431.8 million.

(2)

In connection with this offering, we amended our credit agreement to allow for the issuance of the notes being offered hereby. In addition, we currently intend to amend our credit agreement to extend the maturity until 2019, increase the amount of our term loan to $400 million and make changes to certain of the existing covenants. There can be no assurance that we will be able to consummate the amendment to the credit agreement on a timely basis or at all.

(3)

Subsequent to September 30, 2014, we entered into separate, privately negotiated exchange agreements under which we retired approximately $241.5 million in aggregate principal amount of our Existing 2035 Debentures in exchange for our issuance of approximately $241.5 million in aggregate principal amount of New 2035 Debentures. See “Summary—Recent Developments” and “Description of Other Indebtedness.”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

Our credit facilities consist of a $300 million five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a five-year senior unsecured term loan facility (the “Term Loan”), each of which is scheduled to mature on September 28, 2017. Our credit facilities are guaranteed by certain of our domestic subsidiaries. The interest rate applicable to the credit facilities is, at our option, a floating base rate plus an applicable margin or the London interbank offered rate (“LIBOR”) plus an applicable margin. Initially, the applicable margins were set to 0.75% with respect to the floating base rate loans and 1.75% with respect to the LIBOR loans. The applicable margins for the credit facilities may increase or decrease based on our consolidated total leverage ratio as specified in the credit facilities. The interest rate on the Term Loan was 1.91% at September 30, 2014. The credit facilities contain certain financial covenants requiring maintenance of certain interest coverage and leverage ratios, and customary affirmative and negative covenants including without limitation, a restriction on the payment of dividends. At September 30, 2014, there was no outstanding balance under the Revolving Credit Facility and $382.5 million in loans outstanding under the Term Loan.

In connection with this offering, we have amended our existing credit agreement to allow for the issuance of the notes being offered hereby. In addition, we currently intend to further amend our credit agreement to extend the maturity of the credit facilities until 2019, increase the amount of the Term Loan to $400 million and make changes to certain of the existing covenants. There can be no assurances that we will be able to consummate the amendment to the credit agreement on a timely basis or at all.

7.75% Senior Subordinated Notes due 2020

As of September 30, 2014, we had $400.0 million aggregate principal outstanding of our 7.75% Senior Subordinated Notes due 2020 (the “2020 Notes”). The 2020 Notes contain certain restrictive covenants and events of default customary for such instruments, including without limitation, restrictions on the payment of dividends, incurrence of additional debt and other restrictions contained in the indenture governing the 2020 Notes. The 2020 Notes are guaranteed by certain of our domestic subsidiaries. We may redeem the 2020 Notes, at any time prior to June 1, 2015, at par plus a redemption premium and accrued and unpaid interest to, but excluding, the redemption date. On or after June 1, 2015, we may redeem the 2020 Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, holders may require us to repurchase all or a portion of their 2020 Notes upon a change of control (as defined in the indenture governing the 2020 Notes) at a cash repurchase price equal to 101% of the aggregate principal amount of the 2020 Notes repurchased plus accrued but unpaid interest. We intend to use a portion of the net proceeds from this offering to fund the redemption of all $400 million outstanding aggregate principal amount of our 2020 Notes. See “Use of Proceeds.”

3.75% Convertible Senior Subordinated Notes due 2025

As of September 30, 2014, we had approximately $80.0 million aggregate principal outstanding of our 3.75% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”). The holders may convert their 2025 Notes, prior to December 15, 2023, on any date during any calendar quarter (and only during such calendar quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous quarter, or at any time on or after December 15, 2023 or under certain other specified circumstances. Upon conversion, we will pay cash and shares of our common stock, if any, on a net share settlement basis, based on a daily conversion value calculated on a proportionate basis for each day of the cash settlement averaging period. The conversion price is $26.84 and the conversion threshold is $34.89 as of September 30, 2014. We may redeem the 2025 Notes at any time on or after December 15, 2018, at par plus accrued and unpaid interest to, but excluding, the redemption date, if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the trading day prior to the mailing of the notice of redemption. In the event that certain types of fundamental changes (as defined in the indenture governing the 2025 Notes) occur, we will increase the conversion rate. In addition, holders may require us to repurchase all or a portion of their 2025 Notes upon a fundamental change at a cash repurchase price equal to the accreted issue price to date plus accrued but unpaid interest. The 2025 Notes are guaranteed by certain of our domestic subsidiaries.

4.00% Junior Subordinated Convertible Debentures due 2033

As of September 30, 2014, we had approximately $307.1 million aggregate principal outstanding of our 4.00% Junior Subordinated Convertible Debentures, due 2033 (the “2033 Debentures”). The 2033 Debentures underlie the 4.00% Trust Preferred Income Equity Redeemable Securities (“Trust PIERS”) of Omnicare Capital Trust I and Omnicare Capital Trust II (the “Series A Trust PIERS” and “Series B Trust PIERS”, respectively). Each Trust PIERS represents an undivided beneficial interest in the assets of the applicable trust, which assets consist solely of a corresponding amount of 2033 Debentures. The Series A Trust PIERS and the Series B Trust PIERS have identical terms, except that the Series B Trust PIERS have a net share settlement feature. Holders may convert their Trust PIERS if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous quarter. The conversion price is $40.82 and the conversion threshold is $53.07 as of September 30, 2014. We may redeem the 2033 Debentures at par plus accrued and unpaid interest to, but excluding, the redemption date. In addition, holders may require us to repurchase all or a portion of their 2033 Debentures upon a change of control (as defined in the indenture governing the 2033 Debentures) at par plus accrued but unpaid interest.

3.25% Convertible Senior Debentures due 2035

As of September 30, 2014, we had $427.5 million aggregate principal amount outstanding of our 3.25% Convertible Senior Debentures due 2035 (the “Existing 2035 Debentures”). On October 31, 2014, we entered into separate, privately negotiated exchange agreements under which we retired approximately $241.5 million in aggregate principal amount of our 2035 Debentures in exchange for our issuance of $241.5 million in aggregate principal amount of new 3.25% Convertible Senior Exchange Debentures due 2035 (the “New 2035 Debentures”, and together with the Existing 2035 Debentures, the “2035 Debentures”). See “Summary—Recent Developments.” The terms of the New 2035 Debentures are substantially the same as the terms of the Existing 2035 Debentures, except that the redemption and repurchase dates have been extended from December 15, 2015 to January 15, 2018 and January 15, 2021, respectively. As a result of these exchanges, as of November 5, 2014, we had approximately $186.0 million aggregate principal outstanding of our Existing 2035 Debentures and $241.5 million aggregate principal outstanding of our New 2035 Debentures.

The 2035 Debentures are guaranteed by our subsidiary Omnicare Purchasing Company, L.P. We may redeem, and holders may require us to purchase, the Existing 2035 Debentures, on or after December 15, 2015, at par. The redemption and repurchase dates for the New 2035 Debentures are January 15, 2018 and January 15, 2021, respectively. The 2035 Debentures have an adjusted conversion price of approximately $77.88 per share under a conversion feature whereby the holders may convert their 2035 Debentures, prior to December 15, 2033, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sales price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter or during any five consecutive trading days period if, during the previous five consecutive trading day period, the average trading price of the 2035 Debentures was less than 98 percent of the average of the closing sale price of our common stock during such five trading day period multiplied by the then current conversion price. Upon conversion, we will pay cash and shares of our common stock, if any, on a net share settlement basis, based on a daily conversion value calculated for each day in the cash averaging settlement period. In the event of a fundamental change (as defined in the indentures governing the 2035 Debentures) that occurs on or prior to December 15, 2015, we will increase the conversion rate or adjust the conversion obligation. The 2035 Debentures bear interest at a rate of 3.25% per year, subject to an upward adjustment on and after December 15, 2015 for the Existing 2035 Debentures or January 15, 2021 for the New 2035 Debentures, in certain circumstances, up to a rate not to exceed 1.99 times the original 3.25% interest rate per year. The 2035 Debentures also will accrue contingent interest in cash, beginning with the six-month interest period commencing December 15, 2015, during any six-month period in which their trading price for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the relevant series. In addition, upon a fundamental change, holders may require us to repurchase all or a portion of their 2035 Debentures at a repurchase price equal to par plus accrued and unpaid interest (including contingent interest, if any).

3.75% Convertible Senior Subordinated Notes due 2042

As of September 30, 2014, we had $390.0 million aggregate principal amount outstanding of 3.75% Convertible Senior Subordinated Notes due 2042 (the “2042 Notes”). The holders may convert their 2042 Notes, prior to April 1, 2040, on any date during any calendar quarter (and only during such calendar quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous quarter, or at any time on or after April 1, 2040 or under certain other specified circumstances. Upon conversion, we will pay cash and shares of our common stock, if any, on a net share settlement basis, based on a daily conversion value calculated on a proportionate basis for each day of the cash settlement averaging period. The conversion price is $41.05 and the conversion threshold is $53.37 as of September 30, 2014. The 2042 Notes are guaranteed by certain of our domestic subsidiaries.

We may redeem the 2042 Notes at any time before April 1, 2016, at a redemption price equal to the aggregate principal amount plus a coupon make-whole payment, plus accrued and unpaid interest to, but excluding, the redemption date, if the daily per share volume-weighted average price of our common stock is more than 150% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the trading day prior to the mailing of the notice of redemption. On or after April 1, 2016, we may redeem the 2042 Notes at par plus accrued and unpaid interest. In the event of a fundamental change (as defined in the indenture governing the 2042 Notes), we will increase the conversion rate. In addition, holders may require us to repurchase all or a portion of their 2042 Notes upon a fundamental change at a cash repurchase price equal to the accreted issue price to date plus accrued but unpaid interest.

3.50% Convertible Senior Subordinated Notes due 2044

As of September 30, 2014, we had $424.3 million aggregate principal outstanding of the 2044 Notes. The 2044 Notes mature in February 2044 and bear interest at a rate of 3.50% per year, payable semiannually in arrears in February and August. Commencing with the interest period beginning February 15, 2021 in the case of the downside trigger and the interest period beginning on February 15, 2024 in the case of the upside trigger, the 2044 Notes will also pay contingent interest under certain circumstances based on their then current trading price. The 2044 Notes are convertible, upon certain circumstances, into cash and, if applicable, shares of our common stock, on a net share settlement basis, based on a daily conversion value calculated for each day of the cash averaging settlement period. The 2044 Notes have an initial conversion rate of 14.2857 shares of common stock per $1,000 original principal amount of notes (subject to adjustment in certain events). This is equivalent to an initial conversion price of approximately $70 per share. The 2044 Notes are guaranteed by certain of our domestic subsidiaries.

Under certain circumstances based on the trading price of our common stock, we have the right to redeem the 2044 Notes on or before February 15, 2019 at a cash purchase price equal to par plus accrued but unpaid interest. After February 15, 2019, we may, at our option, redeem the 2044 Notes by paying the accreted issue price to date plus accrued but unpaid interest. In the event that a fundamental change (as defined in the indenture governing the 2044 Notes) occurs, we will increase the conversion rate. In addition, holders may require us to repurchase all or a portion of their 2044 Notes upon a fundamental change at a cash repurchase price equal to the accreted issue price to date plus accrued but unpaid interest.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Omnicare” refers only to Omnicare, Inc. and not to any of its subsidiaries.

Omnicare will issue (i) the 4.75% Senior Notes due 2022 (the “2022 notes”) under an indenture to be dated as of the Issue Date (the “base indenture”) and a supplemental indenture, to be dated the Issue Date, among itself, the Guarantors and U.S. Bank National Association, as trustee (together, the “2022 indenture”) and (ii) the 5.00% Senior Notes due 2024 (the “2024 notes,” and each of the 2022 notes and the 2024 notes, a “series of notes” and, collectively, the “notes”) under the base indenture and a supplemental indenture, to be dated the Issue Date, among itself, the Guarantors and the trustee (together, the “2024 indenture” and, collectively with the 2022 indenture, the “indentures”). On the Issue Date, the notes will be guaranteed by each of Omnicare’s Domestic Subsidiaries that is or becomes a guarantor of Omnicare’s obligations under the Credit Agreement. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the notes. Copies of the indentures are available as set forth below under “—Concerning the Trustee.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indentures.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indentures.

Brief Description of the Notes and the Guarantees

The notes and the Guarantees are:

•	unsecured senior obligations of Omnicare and the Guarantors, respectively;

•

equal in right of payment to any existing and future senior unsecured Indebtedness of Omnicare and the Guarantors, respectively, including all other senior unsecured notes issued under the indentures from time to time outstanding (with respect to any Guarantee, to the extent such other notes are guaranteed by the applicable Guarantor);

•	senior in right of payment to any existing and future subordinated Indebtedness of Omnicare and the Guarantors;

•

effectively subordinated to any existing and future secured Indebtedness or other secured obligations of Omnicare and the Guarantors to the extent of the value of the collateral securing such Indebtedness or obligations; and

•

structurally subordinated to all existing and future obligations (including trade payables) of Subsidiaries of Omnicare that are not Guarantors, except to the extent such obligations are owed to Omnicare or a Guarantor.

The notes will be senior unsecured obligations of Omnicare and as such will be effectively subordinated to secured Indebtedness of Omnicare to the extent of the value of the assets securing such debt. As of September 30, 2014, after giving effect to this offering and the use of the proceeds from this offering described under “Use of Proceeds,” Omnicare and the Guarantors would have had approximately $2.21 billion of Indebtedness, including (i) approximately $382.5 million of Indebtedness under our Credit Agreement (which excludes approximately $14.2 million of outstanding letters of credit), (ii) approximately $1.20 billion of Existing Subordinated Indebtedness and (iii) approximately $14.9 million of capitalized lease obligations but excluding approximately $285.8 million (net of approximately $14.2 million of outstanding letters of credit) of additional amounts available for borrowing under the Credit Agreement.

The indentures will not limit the amount of unsecured Indebtedness that we and our Subsidiaries may incur, although the indentures will limit the amount of secured Indebtedness that we and certain of our Subsidiaries may incur. Any Indebtedness that we or our Subsidiaries may incur in the future may be substantial. Such Indebtedness may be secured Indebtedness or structurally senior to the notes.

Principal, Maturity and Interest

On the Issue Date, Omnicare is issuing the 2022 notes in an aggregate principal amount of $400.0 million and the 2024 notes in an aggregate principal amount of $300.0 million. Omnicare may issue additional notes from time to time after this offering. Each series of notes and any additional notes of the same series subsequently issued under an indenture will be treated as a single class for all purposes under such indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that such additional notes may not be fungible with the previously outstanding notes for U.S. federal income tax purposes, in which case the additional notes would have a different CUSIP number than the notes of the same series offered hereby. Omnicare will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2022 notes will mature on December 1, 2022. Interest on the 2022 notes will accrue at the rate of 4.75% per annum and will be payable semiannually in cash on June 1 and December 1 of each year, with an initial interest payment on June 1, 2015. Omnicare will make each interest payment on the 2022 notes to the persons who are registered Holders of 2022 notes at the close of business on the immediately preceding May 15 and November 15.

The 2024 notes will mature on December 1, 2024. Interest on the 2024 notes will accrue at the rate of 5.00% per annum and will be payable semiannually in cash on June 1 and December 1, of each year, with an initial interest payment on June 1, 2015. Omnicare will make each interest payment on the 2024 notes to the persons who are registered Holders of 2024 notes at the close of business on the immediately preceding May 15 and November 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Omnicare may change the paying agent or registrar without prior notice to the Holders of notes, and Omnicare or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the terms of the applicable indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Omnicare is not required to transfer or exchange any note selected for redemption. Also, Omnicare is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be initially guaranteed on a senior unsecured basis by each of Omnicare’s current and future Domestic Subsidiaries that is or becomes a guarantor of Omnicare’s obligations under the Credit Agreement. The Subsidiary Guarantees will be full and unconditional, and joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Your ability to enforce the guarantees of the notes may be limited.” As of September 30, 2014, after giving effect to this offering and the use of the proceeds of this offering described in “Use of Proceeds,” Omnicare’s Subsidiaries that are not Guarantors would have had no outstanding Indebtedness (excluding intercompany payables) and held approximately 2.8% of Omnicare’s assets and those of its consolidated Subsidiaries.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Omnicare or another Guarantor, unless:

(1)        immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)        subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indentures and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee.

The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1)        in connection with any sale, exchange, transfer, conveyance or other disposition of (whether by merger, consolidation or the sale of) a majority of the Capital Stock of such Guarantor or the sale of all or substantially all the assets of such Guarantor, to or with and into a Person which is not Omnicare or another Subsidiary of Omnicare;

(2)        if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the applicable indenture;

(3)        if such Guarantor’s guarantee of any obligations under any Debt Facility of Omnicare (including the Credit Agreement) with aggregate principal amount of $300 million or more is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the trustee with an officers’ certificate and opinion of counsel at such time as it guarantees any obligations under any Debt Facility of Omnicare (including the Credit Agreement) with aggregate principal amount of $300 million or more; or

(4)        upon Omnicare’s exercise of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” below or if Omnicare’s obligations under the applicable indenture and notes are discharged in accordance with the terms of the applicable indenture.

Optional Redemption

Prior to the date that is three months prior to the scheduled maturity of an applicable series of notes, Omnicare may at any time redeem all or a part of a series of notes, upon not less than 30 nor more than 60 days’ prior written notice mailed by first class mail to the registered address of each Holder or otherwise in accordance with the procedures of DTC, at a redemption price equal to the greater of:

(1)        100% of the principal amount of the series of notes to be redeemed; and

(2)        the sum of the present values of the remaining scheduled payments of principal of and interest on the series of notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then current Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable redemption date; provided, however, that if the redemption date falls on or after the interest record date and on or prior to the related interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such redemption date to the Person in whose name the note is registered at the close of business on the corresponding record date (instead of the Holder surrendering its notes for redemption).

On or after the date that is three months prior to the scheduled maturity of an applicable series of notes, Omnicare may at any time and from time to time redeem all or a part of a series of notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

As used herein:

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if Omnicare obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such redemption date, the average of all such quotations, or (3) if Omnicare obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.

“Quotation Agent” means initially Merrill Lynch, Pierce, Fenner & Smith Incorporated (or such Reference Treasury Dealer that we appoint to act as the Quotation Agent from time to time).

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successor; provided that, if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be a primary U.S. government securities dealer in New York City (which we refer to as a “Primary Treasury Dealer”), Omnicare will substitute another Primary Treasury Dealer therefor and (ii) any other Primary Treasury Dealer selected by Omnicare.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (provided that, if no maturity is within three months before or after the remaining life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date.

Notice of any redemption will be mailed by first-class mail not less than 30 nor more than 60 days’ prior to the redemption date to the registered address of each Holder or otherwise in accordance with the procedures of DTC of any redemption.

Any notice of any redemption may, at Omnicare’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a public or private offering for cash by Omnicare of its common stock or other corporate transaction.

If Omnicare redeems less than all of the outstanding notes, the Registrar and Paying Agent shall select the notes to be redeemed in the manner described under “Selection and Notice.”

Except as set forth above, the notes will not be redeemable by us prior to maturity.

Selection and Notice

If less than all of a series of notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)        if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)        if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the applicable indenture. Notices of redemption may be conditional upon the occurrence of certain events, including equity offerings.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as set forth below under “—Repurchase at the Option of Holders,” Omnicare is not required to make mandatory redemption or sinking fund payments with respect to the notes. Omnicare may, at any time and from time to time, purchase notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless Omnicare has previously or concurrently mailed a redemption notice with respect to all of the outstanding notes of a particular series as described above under “—Optional Redemption” (unless and until there is a default in payment of the applicable redemption price or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied), each Holder of notes will have the right to require Omnicare to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the applicable indenture. In the Change of Control Offer, Omnicare will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to (but not including) the date of purchase. Within 30 days following any Change of Control Triggering Event or, at Omnicare’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, Omnicare will send notice of such Change of Control Offer, with a copy to the trustee and the registrar, by first-class mail, to each Holder of notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

•

that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Triggering Event” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by Omnicare;

•

the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days after the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”);

•	that any note not properly tendered will remain outstanding and continue to accrue interest;

•

that unless Omnicare defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

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that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

•	that Holders tendering less than all of their notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered; and

•	the other instructions, as determined by Omnicare, consistent with the covenant described hereunder, that a Holder must follow to tender notes pursuant to such Change of Control Offer.

Omnicare will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable indenture, Omnicare will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the applicable indenture by virtue thereof.

On the Change of Control Payment Date, Omnicare will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)

deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Omnicare.

The paying agent will promptly send to each Holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the Change of Control Payment Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The terms of the Credit Agreement restrict, and future Indebtedness of Omnicare and its Subsidiaries may also restrict or limit, Omnicare from purchasing any notes as a result of a Change of Control Triggering Event. In the event a Change of Control Triggering Event occurs at a time when Omnicare is prohibited from purchasing the notes, Omnicare could seek the consent of its lenders and debt holders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Omnicare does not obtain such consent or repay such borrowings, Omnicare will remain prohibited from purchasing the notes. In such case, Omnicare’s failure to purchase tendered notes would constitute an Event of Default under the applicable indenture.

Omnicare’s ability to pay cash to the Holders of the notes following the occurrence of a Change of Control Triggering Event may be limited by its then-existing financial resources and ability to secure sufficient financing. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Our ability to repurchase the notes upon a change of control triggering event may be limited” for a description of the risks relating to Omnicare’s ability to repurchase the notes pursuant to a Change of Control Offer.

Omnicare will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by Omnicare and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Any Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Omnicare to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Omnicare to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Omnicare to another Person or group may be uncertain.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Omnicare and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the underwriters and us. We have no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below under “Certain Covenants,” we could, in the future, enter into certain other transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Such restrictions in the indentures can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indentures will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The provisions under the indentures relating to Omnicare’s obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The indentures shall not in any way restrict or prevent Omnicare or any of its Subsidiaries from incurring any Indebtedness except as provided below.

Set forth below are summaries of certain covenants contained in the indentures:

Limitations on Liens

The indentures will provide that, except as described under “Exception to Limitations” below, Omnicare will not, and will not permit any of its Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any Capital Stock of any Subsidiary that owns a Principal Property (whether such Principal Property or stock is now owned or hereafter acquired) without making effective provision whereby the notes shall be secured equally and ratably with (or prior to) the Indebtedness so secured by a Lien on the same assets of Omnicare or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

For purposes of this covenant, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Limitations on Sale and Lease-Back Transactions

The indentures will provide that neither Omnicare nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another Person (other than with Omnicare or a Subsidiary of Omnicare) unless:

(1)	Omnicare or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the notes; or

(2)	the property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair value (as determined by Omnicare) and within 270 days of the effective date of any such Sale and Lease-Back Transaction, Omnicare applies the net proceeds of the sale of the leased property, less the amount of net proceeds used to prepay, redeem or purchase the notes, to the voluntary prepayment or retirement of Funded Debt of Omnicare and its Subsidiaries (which may include the notes) and/or the acquisition, construction or improvement of a Principal Property.

Exception to Limitations

Notwithstanding the foregoing covenant provisions described above under “—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions,” if (i) the aggregate outstanding principal amount of all Indebtedness of Omnicare and its Subsidiaries that is subject to and not otherwise permitted under the restriction on Liens covenant restriction described above plus (ii) the aggregate Attributable Debt in respect of Sale and Lease-Back Transactions that is subject to the restriction on Sale and Lease-Back Transactions above would not exceed an amount that would cause the Consolidated Secured Debt Ratio to exceed 1.50 to 1.00 (measured solely at the time of the incurrence of the Indebtedness secured by such a Lien or entry into such Sale and Lease-Back Transaction, as applicable, based on the consolidated balance sheet of Omnicare and its Subsidiaries for the end of the then most recent quarter for which financial statements are available) then:

(1)	Omnicare or any of its Subsidiaries may incur or Guarantee Indebtedness secured by Liens upon any Principal Property or Capital Stock;

(2)	Omnicare or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction; and

(3)	Omnicare may Guarantee the obligations of any of its Subsidiaries under the preceding two clauses.

Merger, Consolidation or Sale of Assets

Omnicare may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Omnicare is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Omnicare and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)        either: (a) Omnicare is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)        the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Omnicare under the notes and the indentures pursuant to agreements reasonably satisfactory to the trustee; and

(3)        immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of Omnicare or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Omnicare and any of the Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease, transfer or other disposition of all or substantially all of the properties or assets of Omnicare and its Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which Omnicare is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Omnicare under the indentures with the same effect as if such successor had been named as Omnicare therein. When a successor assumes all the obligations of its predecessor under the indentures and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Additional Subsidiary Guarantees

If Omnicare or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date that provides a guarantee of Omnicare’s obligations any Debt Facility (including the Credit Agreement) with an aggregate principal amount of $300 million or more then that newly acquired or created Domestic Subsidiary will execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it was acquired or created pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, payment of principal of, premium, if any, and interest in respect of the notes on a senior unsecured basis on the same terms and conditions as those set forth in the applicable indenture.

Activities of Purchasing

Purchasing and its Subsidiaries (if any) will not engage in any activities other than the type of business conducted by Purchasing on the Issue Date and any activities incidental thereto and will not hold any assets not related to such business or incidental activities.

Reports

Omnicare will deliver to each Holder, within 15 days after we are required to file the same with the SEC, copies of all reports and other information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which Omnicare is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If Omnicare is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to each Holder, within 15 days after Omnicare would have been required to file such reports and other information with the SEC were Omnicare required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which Omnicare would have been required to include in such quarterly or annual reports, information, documents or other reports if we had been subject to the requirements of Section 13 or 15(d) of the Exchange Act.

Notwithstanding anything to the contrary herein, we will not be deemed to have failed to comply with our obligations under this covenant for purposes of clause (3) under the caption “Events of Default and Remedies” below until 120 days after the date any report hereunder is due.

For purposes of this covenant, we will be deemed to have furnished the reports and other information to the Holders of notes as required by this covenant if we have filed such reports and other information with the SEC via the EDGAR filing system (or any successor system).

Events of Default and Remedies

Each of the following is an Event of Default with respect to the notes, as the case may be:

(1)        default for 30 days in the payment when due of interest on notes;

(2)        default in payment when due of the principal of, or premium, if any, on the notes (including the failure to repurchase notes pursuant to a Change of Control Offer);

(3)        failure by Omnicare or any Guarantor for 90 days after notice to comply with any of the other agreements in the applicable indenture;

(4)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Omnicare or any Guarantor (or the payment of which is guaranteed by Omnicare or any Guarantor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)        is caused by a failure to pay principal of such Indebtedness at its final stated maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)        results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $125.0 million or more;

(5)        failure by Omnicare or any of its Subsidiaries to pay final, non-appealable judgments for the payment of money as determined by a court of competent jurisdiction aggregating in excess of $125.0 million that are not covered by insurance, which judgments remain outstanding for a period of 90 days after such judgment has become final and non-appealable and is not discharged, waived or stayed within 30 days after notice;

(6)        except as permitted by the indentures, any Subsidiary Guarantee of a Significant Subsidiary of notes shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any

Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee for the notes; and

(7)        certain events of bankruptcy or insolvency described in the indentures with respect to Omnicare or any Guarantor that is a Significant Subsidiary.

A Default under clause (3) is not an Event of Default in respect of the notes until the trustee or the Holders of at least 25% in principal amount of the notes of a particular series then outstanding notify Omnicare of the Default and Omnicare does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Omnicare, all outstanding notes of a particular series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes of a particular series may declare all such notes to be due and payable immediately.

Holders of notes may not enforce the applicable indenture or notes except as provided in the applicable indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes of a particular series may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of notes of a particular series then outstanding by notice to the trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, notes.

Omnicare is required to deliver to the trustee annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Omnicare is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Omnicare or any Guarantor, as such, will have any liability for any obligations of Omnicare or the Guarantors under the notes, the indentures, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Omnicare may, at its option and at any time, elect to have all of its obligations discharged with respect to any series of the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)        the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2)        Omnicare’s obligations with respect to notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)        the rights, powers, trusts, duties and immunities of the trustee, and Omnicare’s and the Guarantor’s obligations in connection therewith; and

(4)        the Legal Defeasance provisions of the applicable indenture.

In addition, Omnicare may, at its option and at any time, elect to have the obligations of Omnicare and the Guarantors released with respect to the obligations described under “—Repurchase at the Option of Holders—Change of Control Triggering Event” and “—Certain Covenants” and “—Reports” (all other obligations under a series of notes will remain in full force and effect (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to such notes. In the event Covenant Defeasance occurs in respect of notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Omnicare) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to such notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)        Omnicare must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes of a particular series on the stated maturity or on the applicable redemption date, as the case may be, and Omnicare must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)        in the case of Legal Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Omnicare has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)        in the case of Covenant Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)        no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)        such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indentures and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Omnicare or any of its Subsidiaries is a party or by which Omnicare or any of its Subsidiaries is bound;

(6)        Omnicare must deliver to the trustee an officers’ certificate stating that the deposit was not made by Omnicare with the intent of preferring the Holders of notes over the other creditors of Omnicare with the intent of defeating, hindering, delaying or defrauding creditors of Omnicare or others; and

(7)        Omnicare must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Omnicare.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the applicable indenture or notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the series of notes then outstanding thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the applicable indenture or notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder of a series of notes affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)        reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

(2)        reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenant described above under the caption “—Repurchase at the Option of Holders” and other than notice provisions with respect to any optional redemption by Omnicare);

(3)        reduce the rate of or change the time for payment of interest on any note;

(4)        waive a Default or Event of Default in the payment of principal of, or interest or premium on, notes (except a rescission of acceleration of a series of notes by the Holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default in respect of such notes that resulted from such acceleration);

(5)        make any note payable in money other than that stated in such notes;

(6)        make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, notes;

(7)        after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note (other than a payment required by the covenant described above under the caption “—Repurchase at the Option of Holders”);

(8)        release any Guarantor that is a Significant Subsidiary or group of Guarantors that, taken together (as of the latest audited consolidated financial statements for Omnicare and its Subsidiaries), would constitute a Significant Subsidiary, from any of its obligations under its Subsidiary Guarantee or the applicable indenture, except in accordance with the terms of such indenture;

(9)        make any change to the provisions of the applicable indenture relating to the ranking of such notes that adversely affects the rights of the Holders thereof; or

(10)      make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, Omnicare, the Guarantors, if applicable, and the trustee may amend or supplement the applicable indenture or the notes:

(1)        to cure any ambiguity, defect or inconsistency;

(2)        to provide for uncertificated notes in addition to or in place of certificated notes;

(3)        to provide for the assumption of Omnicare’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Omnicare’s or a Guarantor’s assets;

(4)        to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the applicable indenture of any such Holder;

(5)        to comply with requirements of the Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act;

(6)        to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to notes;

(7)        to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

(8)        to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of notes as additional security for the payment and performance of Omnicare’s or a Guarantor’s obligations;

(9)        to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the applicable indenture when permitted or required pursuant to the terms of such indenture;

(10)      to conform the text of the applicable indenture, such notes or the Subsidiary Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of such indenture, notes or the Subsidiary Guarantees; or

(11)      to amend the provisions of the applicable indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with such indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes.

Satisfaction and Discharge

An indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)        either:

(a)        all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Omnicare, have been delivered to the trustee for cancellation; or

(b)        all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Omnicare or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)        Omnicare or any Guarantor has paid or caused to be paid all sums payable by it under the applicable indenture with respect to notes; and

(3)        Omnicare has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of notes at maturity or the redemption date, as the case may be.

In addition, Omnicare must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.

Concerning the Trustee

If the trustee becomes a creditor of Omnicare or any Guarantor, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Anyone who receives this prospectus supplement may obtain a copy of the indentures without charge by writing to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Omnicare takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Omnicare that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Omnicare that, pursuant to procedures established by it:

(1)        upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2)        ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indentures for any purpose.

Payments in respect of the principal of, and interest and premium on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indentures. Under the terms of the indentures, Omnicare and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Omnicare, the trustee nor any agent of Omnicare or the trustee has or will have any responsibility or liability for:

(1)        any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)        any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Omnicare that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Omnicare. Neither Omnicare nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Omnicare and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Omnicare that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and

Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Omnicare nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)        DTC (a) notifies Omnicare that it is unwilling or unable to continue as depositary for the Global Notes and Omnicare fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

(2)        there has occurred and is continuing a Default or Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-day Settlement and Payment

Omnicare will make payments in respect of notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Omnicare will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes, if such wire instructions are received by the paying agent no later than 10 business days prior to the payment date or, if no such account is so specified, by mailing a check to each such Holder’s registered address. Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Omnicare expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Omnicare that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the applicable indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings

“4.00% Convertible Subordinated Debentures due 2033” means the Series A 4.00% Junior Convertible Subordinated Debentures due 2033 originally issued by Omnicare on June 13, 2003 and Series B 4.00% Junior Convertible Subordinated Debentures due 2033 originally issued by Omnicare on March 8, 2005.

“3.50% 2044 Convertible Notes” means the $424.25 million aggregate principal amount of 3.50% Convertible Senior Subordinated Notes due 2044 originally issued by Omnicare on August 22, 2013.

“3.75% 2042 Convertible Notes” means the $390 million aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2042 originally issued by Omnicare on April 12, 2012.

“3.75% 2025 Convertible Notes” means the $575 million aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2025 originally issued by Omnicare on December 7, 2010, of which approximately $80 million are outstanding immediately prior to the date hereof.

“7.75% Senior Subordinated Notes” means the $400 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2020 originally issued by Omnicare on May 18, 2010 and the $150 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2020 originally issued by Omnicare on September 20, 2011, of which approximately $400 million are outstanding immediately prior to the date hereof.

“Attributable Indebtedness” means, with respect to any Sale and Lease-Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)        with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2)        with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership;

(3)        with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)        with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)        in the case of a corporation, corporate stock;

(2)        in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)        in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)        any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)        the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Omnicare and its Subsidiaries taken as a whole (other than any Qualified Securitization Transaction in accordance with the terms of the indentures) “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)        the adoption of a plan relating to the liquidation or dissolution of Omnicare; or

(3)        Omnicare becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than one or more Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Omnicare, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means, with respect to a series of notes, the occurrence of (1) a Change of Control that is accompanied or followed by a downgrade of such series of notes within the Ratings Decline Period for such Change of Control by each of the Ratings Agencies and (2) the rating of such series of notes on any day during such Ratings Decline Period is below the lower of the rating by such Ratings Agency in effect (a) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) and (b) on the Issue Date; provided, however, that a downgrade of such series of notes by the applicable Rating Agency will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating does not publicly announce or confirm or inform Omnicare or the trustee in writing at the request of Omnicare that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade). Notwithstanding anything to the contrary, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Omnicare and its Subsidiaries for such period determined in accordance with GAAP and before any reduction of preferred stock dividends; provided, that there shall be excluded (and not deducted or added) the income (or loss) of any Affiliate of Omnicare or other Person (other than a Subsidiary of Omnicare) in which any Person (other than Omnicare or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Omnicare or any of its Subsidiaries by such Affiliate or other Person during such period; provided further, however, that Consolidated Net Income for any period shall be determined after excluding the effects of adjustments (including the effects of such adjustments pushed down to Omnicare and its Subsidiaries) in any line item in Omnicare’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Net Tangible Assets” of any Person as of any date means the total amount of assets of such Person and its Consolidated Subsidiaries after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (excluding any deferred income tax liabilities that are included in current liabilities and excluding any revolving loans pursuant to the Credit Agreement having a maturity of less than 12 months but by their terms are renewable or extendible beyond 12 months from such date at the option of the borrower thereof) and (b) all goodwill, trade names, trademarks, unamortized debt issue costs and other like intangible assets, all as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries and in each case computed in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Funded Debt of Omnicare and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (b) cash and cash equivalents of Omnicare and its Subsidiaries (other than contractually restricted cash and cash equivalents) to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or repayments of Funded Debt and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of Omnicare and shall not be required to be made in accordance with Regulation S-X promulgated by the SEC) provided that the EBITDA attributable to discontinued operations, as determined in accordance with the GAAP, will be excluded.

“Consolidated Subsidiaries” means those Subsidiaries that are consolidated with Omnicare for financial reporting purposes.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated September 28, 2012, by and among Omnicare, the lenders parties thereto, SunTrust Bank, as administrative agent, JP Morgan Chase Bank, N.A., as syndication agent, and the other agents, arrangers and lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Debt Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks, institutional or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders or parties and whether or not contemplated under the original agreement relating thereto).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“EBITDA” for any period means Consolidated Net Income during such period, plus (to the extent deducted in determining Consolidated Net Income (other than with respect to clause (f) below)) (a) all provisions for any income or similar taxes paid or accrued by Omnicare or its Subsidiaries during such period, (b) consolidated interest expense of Omnicare and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and the net effect of all payments, if any, made or received pursuant to Hedging Obligations), (c) depreciation, amortization, (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), or amortization of a prepaid cash expense that was paid in a prior period) of Omnicare and its Subsidiaries for such period, (d) extraordinary, unusual or non-recurring charges, expenses or losses, (e) any non-cash stock compensation expenses recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (f) the net reduction in costs and other operating improvements or synergies, determined in good faith by Omnicare in connection with internal initiatives and acquisitions for which specified actions have been taken within the 12 months ended after the date of such pro forma event and that are reasonably identifiable and factually supportable and minus (to the extent included in Consolidated Net Income) (x) interest earned by Omnicare or any of its Subsidiaries during such period and (y) extraordinary, unusual or non-recurring gains.

“Existing Subordinated Indebtedness” means the Company’s 4.00% Convertible Subordinated Debentures due 2033, 3.50% 2044 Convertible Notes, 3.75% 2042 Convertible Notes, 3.75% 2025 Convertible Notes and 7.75% Senior Subordinated Notes.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or Guaranteed that would, in accordance with GAAP, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities other than Indebtedness incurred under a revolving credit facility).

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1)        the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2)        the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each Domestic Subsidiary of Omnicare that executes the applicable indenture as a guarantor on the Issue Date and each other Domestic Subsidiary of Omnicare that thereafter guarantees the applicable notes pursuant to the terms of the applicable indenture; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the applicable indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)        interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)        other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments.

Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes or any settlements or judgments relating to governmental litigations and/or investigations.

The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

“Issue Date” means the original issue date for the first issuance of notes offered hereby under the applicable indenture.

“Lien” means any liens, mortgages, pledges, security interests, charges or other encumbrances; (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Permitted Liens” means:

(1)        Liens in favor of Omnicare or any Subsidiary of Omnicare;

(2)        Liens on property or Capital Stock of a Person existing at the time of the acquisition of such Person (whether by merger or consolidation or acquisition of stock or assets or otherwise) by Omnicare or any Subsidiary of Omnicare ; provided, however, that (a) the Indebtedness secured by such Lien was not incurred in contemplation of such acquisition, merger or consolidation in which such Person becomes a Subsidiary of Omnicare and (b) such Lien does not apply to any other property or assets owned by Omnicare or any Subsidiary;

(3)        Liens on property or Capital Stock existing at the time of acquisition thereof (whether by acquisition of stock or assets or otherwise) by Omnicare or any Subsidiary of Omnicare; provided that (a) the Indebtedness secured by the Lien was not incurred in contemplation of such acquisition and (b) such Lien does not apply to any other property or assets owned by Omnicare or any Subsidiary;

(4)        Liens securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements of property, if the Indebtedness and the related Liens are incurred within 18 months of the later of such acquisition of property or completion of construction or additions, repairs, alterations or improvements, as the case may be, of such property;

(5)        Liens existing on the Issue Date;

(6)        Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or can be paid thereafter without penalty or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)        Liens securing any Hedging Obligations of Omnicare or any Subsidiary of Omnicare incurred in the ordinary course of business and not for speculative purposes;

(8)        statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Omnicare or any applicable Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

(9)        Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

(10)      judgment Liens, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(11)      easements, restrictions (including zoning and land-use restrictions), rights-of-way, encroachments, protrusions, and such other encumbrances or charges against, and minor title defects affecting, real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Omnicare and its Subsidiaries;

(12)      Liens given to secure Indebtedness represented by Capital Lease Obligations incurred in the ordinary course of business; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capital Lease Obligation;

(13)      bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of Omnicare or any Subsidiary of Omnicare;

(14)      any Lien granted to the trustee pursuant to the terms of the indentures and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of Omnicare;

(15)      any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Subsidiary or to purchase assets of Omnicare or any Subsidiary, which right of first refusal or option is entered into in the ordinary course of business;

(16)      Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments.

(17)      any extension, renewal, replacement or refunding of any Lien existing on the date of the indentures or referred to above; provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized above shall not exceed the maximum amount of Indebtedness allowable under the applicable agreement or credit facility providing for or evidencing such Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, at the time of such extension, renewal, replacement or refunding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any office, distribution center, warehouse, office building, operating facility (such as an institutional pharmacy) or other parcel of real property (including related land and improvements thereon and fixtures comprising a part thereof) owned or hereafter acquired by Omnicare or any of its Consolidated Subsidiaries located within the United States of America, having a book value in excess of 2.5% of Consolidated Net Tangible Assets at the time of determination thereof, in each case other than any such property or any portion of thereof which, in the opinion of the Board of Directors of Omnicare, is not of material importance to the total business conducted by Omnicare and its Consolidated Subsidiaries, taken as a whole.

“Purchasing” means Omnicare Purchasing Company, LP, a Delaware limited partnership.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Omnicare which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of such Change of Control or of the intention by Omnicare to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating the Notes as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of the Notes is under consideration for downgrade by such Rating Agency.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Omnicare or any of its Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by Omnicare or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary Guarantee” means a guarantee of notes pursuant to the applicable indenture.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Global Notes

The certificates representing the notes will be represented by one or more global notes issued in fully registered form without interest coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.

All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book entry system, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. Luxembourg (“Clearstream, Luxembourg”). Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	an event of default under the indenture governing the notes has occurred and is continuing with respect to the notes; or

•	we, at our option, elect to terminate the book-entry system through DTC.

Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

Book Entry System

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (“Participants”) and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies (“Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors that are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that, upon the issuance of a global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of Participants. Ownership of beneficial interests in the global notes will be limited to Participants or persons that may hold interests through Participants, including Indirect Participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to Participants’ interests) and Participants and Indirect Participants (with respect to the owners of beneficial interests in the global notes other than Participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable Participants or Indirect Participants, including those of Euroclear and Clearstream, Luxembourg.

So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus supplement, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its Participants to take such action and that the Participants would authorize owners of beneficial interests owning through such Participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by Participants and Indirect Participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its Participants and Indirect Participants or the relationship between such Participants and Indirect Participants and the owners of beneficial interests owning through such Participants and Indirect Participants.

Trading

Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between Participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross market transfer between Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg Participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream, Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg Participant purchasing a beneficial interest in a global note from a DTC Participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream, Luxembourg Participant on that day. Cash received in Euroclear or Clearstream, Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC Participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although we believe that DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among Participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. The information in this section “Book-entry, Delivery and Form” concerning DTC, Euroclear and Clearstream, Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of our notes by U.S. holders and non-U.S. holders (each as defined below). This discussion is limited to U.S. holders and non-U.S. holders that: (i) purchase notes for cash in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler) and (ii) hold the notes as capital assets (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be important to U.S. holders and non-U.S. holders in light of their particular circumstances or the U.S. federal income tax consequences to any U.S. holder or non-U.S. holder subject to special treatment under U.S. federal tax law, including, without limitation, banks and other financial institutions, insurance companies, mutual funds, tax-exempt entities, retirement plans, expatriates, non-U.S. trusts or estates with U.S. beneficiaries, partnerships or other pass-through entities, broker-dealers, traders in securities or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons subject to the alternative minimum tax. In addition, this discussion does not address any tax considerations arising under other U.S. federal tax laws (such as estate or gift tax laws), or state, local or non-U.S. tax laws.

If an entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes and partners in such a partnership are not included in the discussions pertaining to U.S. holders and non-U.S. holders, below, and should consult their own tax advisors about the U.S. federal income and other tax consequences of purchasing, owning and disposing of the notes.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, which may materially and adversely affect the tax consequences described herein. There can be no assurance that the Internal Revenue Service (“IRS”) could not successfully challenge any of the conclusions set forth below.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of the notes. Each potential investor should consult its own tax advisors as to the U.S. federal income, estate and gift and other tax consequences to you resulting from your purchase, ownership or disposition of the notes, as well as the consequences to you arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Effect of certain additional payments

In certain circumstances (for example, see “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event”), we may make payments on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the notes to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies are “remote” or “incidental” or certain other exceptions apply. We intend to take the position that the potential for additional payments on the notes should not cause the notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a holder unless such a holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, the IRS may take a different position, which could require a holder to accrue income on its notes in excess of stated interest and to treat any gain realized on the taxable disposition of a note as ordinary income rather than capital gain, and could result in other adverse consequences. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax consequences to U.S. holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it was in existence before August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

Payments of stated interest

Stated interest paid on the notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of the new notes

Upon the sale, exchange or other taxable disposition of a note (including a retirement or a redemption), a U.S. holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on such disposition and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which is treated as ordinary income to the extent not previously included in income as discussed above under “—Payments of stated interest.” A U.S. holder’s adjusted tax basis in a note will generally be the holder’s cost for the note.

Any gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long term capital gain or loss if at the time of such disposition the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare tax

Certain U.S. holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its gains from the disposition of the notes, unless such interest income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with interest payments on the notes and the proceeds from a sale, exchange or other taxable disposition (including a retirement or redemption) of the notes, unless the U.S. holder is an exempt recipient such as a corporation. A U.S. holder will be subject to backup withholding (currently at a rate of 28%) on these amounts if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to non-U.S. holders

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Payments of interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax under the “portfolio interest rule,” provided that:

(1)	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the non-U.S. holder is not a controlled foreign corporation that is related to us, actually or by attribution;

(3)	the non-U.S. holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(4)	such payments are not “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States; and

(5)	either:

(a)

the non-U.S. holder certifies under penalties of perjury on IRS Form W-8 BEN or IRS Form W-8BEN-E, as applicable, or a suitable substitute form that it is not a “U.S. person” as defined in the Code, and provides its name and address, and taxpayer identification number, if any; or

(b)

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes certifies under penalties of perjury that such statement has been received from the non-U.S. holder and furnishes a copy thereof.

Interest that does not qualify for the portfolio interest exception and that is not effectively connected income will generally be subject to U.S. federal withholding tax at a rate of 30% unless a non-U.S. holder is entitled to a reduced rate of withholding tax or an exemption from withholding tax under an applicable income tax treaty and provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, prior to the payment of interest, certifying its entitlement to such reduction or exemption.

If interest is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States, a non-U.S. holder can obtain an exemption from U.S. withholding tax by providing a properly executed IRS Form W-8ECI or, in certain cases, an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, prior to the payment of interest. Nevertheless, a non-U.S. holder will generally be subject to net income tax on such effectively connected interest in generally the same manner as a U.S. holder, unless otherwise provided by an applicable income tax treaty. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale or other taxable disposition of the notes

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax, except as described below under “Backup withholding and information reporting,” with respect to gain realized on a sale, exchange or other taxable disposition of a note (including a retirement or redemption) unless (1) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such recognized gain (net of certain U.S. source losses) would be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate) or (2) such gain is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States, as discussed above. A non-U.S. holder will generally be subject to net income tax on such effectively connected gain in generally the same manner as a U.S. holder, unless otherwise provided by an applicable income tax treaty. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to that holder and the tax, if any, withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Backup withholding and additional information reporting will generally not apply to payments of interest on the notes made by us or our paying agent to a non-U.S. holder if the certification described in clause (5) under “Payments of interest” above is received.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale, exchange or other taxable disposition (including a retirement or redemption) of a note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements will apply if such broker is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of proceeds from the sale or other taxable disposition of a note made to a non-U.S. holder by or through the United States office of a broker are subject to information reporting and backup withholding at the applicable rate unless the holder certifies, under penalty of perjury, that it is a non-U.S. person and that it satisfies certain other conditions, or otherwise establishes an exemption. Backup withholding is not an additional tax and a non-U.S. holder may obtain a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Foreign account tax compliance act

Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), may impose a U.S. federal withholding tax of 30% on interest income paid on a debt obligation of a United States company and on the gross proceeds from a disposition of such a debt obligation paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made. However, under the applicable Treasury Regulations, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017. An intergovernmental agreement between the United States and the applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. In many cases, non-U.S. holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed revised IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent certifying as to such status under FATCA and U.S. holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed revised IRS Form W-9; however, it is possible that additional information and diligence requirements will apply in order for a holder to establish an exemption from withholding under FATCA to the applicable withholding agent. Each holder is strongly encouraged to consult with its tax advisor regarding the implications of this legislation on their investment in a note.

Each potential investor should consult its own tax advisors as to its particular tax consequences with respect to the purchase, ownership and disposition of the notes including the applicability and effect of U.S. federal or state, local and foreign tax laws, and the possible effects of changes in tax laws.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of each of the 2022 Notes and 2024 Notes set forth opposite its name below.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2024 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$108,000,000	$81,000,000
Barclays Capital Inc.	52,000,000	39,000,000
Goldman, Sachs & Co.	52,000,000	39,000,000
J.P. Morgan Securities LLC	52,000,000	39,000,000
SunTrust Robinson Humphrey, Inc.	52,000,000	39,000,000
Mitsubishi UFJ Securities (USA), Inc.	20,000,000	15,000,000
U.S. Bancorp Investments, Inc.	16,000,000	12,000,000
The Huntington Investment Company	12,000,000	9,000,000
KeyBanc Capital Markets Inc.	12,000,000	9,000,000
Fifth Third Securities, Inc.	8,000,000	6,000,000
Regions Securities LLC	8,000,000	6,000,000
SMBC Nikko Securities America, Inc.	$8,000,000	$6,000,000

Total	$400,000,000	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

Each series of notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The expenses of the offering, not including the underwriting discount, are estimated at $1,000,000 and are payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series notes on any national securities exchange or for inclusion of either series of notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either series of notes or that an active public market for either series of notes will develop. If an active public trading market for either series of notes does not develop, the market price and liquidity of such notes may be adversely affected. If either series of notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about November 21, 2014, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any of our debt securities that are substantially similar to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and are likely in the future to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Specifically, SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates acted as joint lead arrangers, an affiliate of SunTrust Robinson Humphrey, Inc. serves as the administrative agent, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Barclays Capital Inc. serve as co-documentation agents and an affiliate of J.P. Morgan Securities LLC serves as syndication agent under the Revolving Credit Facility and the Term Loan. In addition, certain of the underwriters or their respective affiliates serve as lenders under the Revolving Credit Facility and/or the Term Loan, for which they have received and/or will receive customary fees and reimbursement of expenses. See “Description of Other Indebtedness—Senior Credit Facilities.” Certain of the underwriters or their respective affiliates may also receive fees in connection with the proposed amendment to the Revolving Credit Facility and/or Term Loan. Certain of the underwriters also acted as underwriters and/or initial purchasers in connection with the issuance of our outstanding 2020 Notes, 2025 Notes, 2033 Debentures, 2035 Debentures, 2042 Notes and/or 2044 Notes, for which they received customary discounts and commissions. See “Description of Other Indebtedness.” As described under “Use of Proceeds,” we intend to use a portion of the net proceeds of this offering to fund the redemption of our 2020 Notes. Certain of the underwriters and/or their affiliates are holders of our 2020 Notes, and accordingly, will receive a portion of the proceeds of this offering in connection with the redemption thereof. None of the underwriters or their respective affiliates hold a portion of the 2020 Notes which would result in any such underwriter and/or affiliate receiving proceeds of this offering exceeding 5% of the net proceeds of this offering. See “Use of Proceeds” and “Capitalization.”

In addition, in the ordinary course of their business activities, the underwriters and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities

(or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial

Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Legal matters with respect to the validity of the notes being offered hereby will be passed on for us by White & Case LLP, New York, New York. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to Omnicare, Inc.’s Current Report on Form 8-K dated November 5, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Omnicare, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our website at www.omnicare.com. However, the information on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)

Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed February 19, 2014) (the financial statements and related audit report have been superseded by the financial statements and related audit report included in the Current Report on Form 8-K filed on November 5, 2014);

(b)	Omnicare, Inc.’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 (filed April 23, 2014), June 30, 2014 (filed July 23, 2014) and September 30, 2014 (filed October 24, 2014); and

(c)	Omnicare Inc.’s Current Reports on Form 8-K filed February 28, 2014, March 25, 2014, April 16, 2014, May 22, 2014, May 27, 2014, July 2, 2014, October 31, 2014 and November 5, 2014.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Documents Incorporated by Reference into this Prospectus.” Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the notes made hereby also will be incorporated by reference in this prospectus supplement (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus supplement other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, Attention: Secretary; telephone number (513) 719-2600. The information relating to us contained in this prospectus supplement does not purport to be complete and should be read together with the accompanying prospectus and the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Descriptions in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference in, this prospectus supplement and the accompanying prospectus.

OMNICARE, INC.

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Warrants

We may offer from time to time

•	debt securities, which may be senior or subordinated and which may be convertible into shares of our common stock or other debt securities,
•	guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries,
•	shares of our common stock, par value $1.00 per share,
•	shares of our preferred stock, no par value, or
•	warrants to purchase any of the other securities that may be sold under this prospectus.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “OCR.”

The mailing address of our principal executive office is 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202. Our telephone number is (513) 719-2600.

Investing in these securities involves risks. You should carefully review the information under the heading “Risk Factors” on page 2 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. The price to the public and our net proceeds from the sale of such securities also will be set forth in the relevant prospectus supplement.

The date of this prospectus is November 5, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) utilizing a “shelf” registration process. Under this shelf process, we may sell, at any time and from time to time, the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

Unless otherwise stated or the context requires otherwise, references to “Omnicare,” “we,” “us”, “our” and the “Company” refer to Omnicare, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.

The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the SEC and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; our ability to attract new clients and service contracts and retain existing clients and service contracts; our ability to identify, finance and consummate acquisitions on favorable terms or at all; trends for the continued growth of our businesses; changes in drug pricing; delays and reductions in reimbursement by the government and other payors to

Omnicare and our customers; the overall financial condition of our customers and our ability to assess and react to such financial condition; the ability and willingness of our vendors and business partners to continue to provide products and services to Omnicare; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain skilled management; competition for qualified staff in the healthcare industry; variations in demand for our products and services; variations in costs or expenses; our ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, its implementing regulations and any subregulatory guidance; reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long-term care pharmacies or specialty pharmacies; government budgetary pressures and changes, including federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of our contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or changes in the proportion of our business covered by specific contracts; the outcome of pending and future legal or contractual disputes; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances that could result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; our ability to successfully complete planned divestitures; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for our stock and in the financial markets generally; timing of conversions of our convertible debt securities; access to adequate capital and financing on acceptable terms; changes in our credit ratings given by rating agencies; changes in tax laws and regulations; changes in accounting rules and standards; the impacts of potential cybersecurity risks and/or incidents; costs to comply with our Corporate Integrity Agreement; and unexpected costs and interruptions from the implementation of our new information technology system. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and the other documents incorporated by reference in this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

OUR COMPANY

We are a leading healthcare services company that specializes in the management of complex pharmaceutical care. We operate two primary businesses, Long-Term Care Group (“LTC”) and Specialty Care Group (“SCG”), each serving different customer populations but sharing a common objective of advancing health outcomes at the lowest possible cost. Through LTC, we are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term care facilities, chronic care facilities and other settings. Through SCG, we provide specialty pharmacy and commercialization services for the biopharmaceutical industry. We leverage our specialized clinical capabilities and innovative technology solutions across both of these primary businesses as key components of the value that management believes we provide to our customers. We service customers in both of these businesses across the United States.

Long-Term Care

Through LTC, we operate the largest institutional pharmacy business in the United States as measured in both revenues and the number of customers served. Due to the size and scope of LTC, we believe we have unique cost advantages, especially pertaining to the sourcing of pharmaceuticals. The scale of our operations has also provided us with the opportunity to make investments in proprietary automation technology to reduce our dispensing costs while improving the accuracy and consistency of our service delivery. LTC’s customers consist of skilled nursing facilities, assisted living facilities, independent living communities, hospitals, correctional facilities, and other healthcare service providers. In light of a customer mix that is heavily concentrated in the senior market, we have a high level of insight into geriatric pharmaceutical care.

In addition to pharmaceutical distribution, we believe we provide value to our customers through our extensive clinical services, our customer-facing technology offerings and the speed at which we transition residents of our customers’ facilities to lower-cost generic pharmaceuticals. With respect to our clinical services, we provide pharmacy consulting, including monthly patient drug therapy evaluations, assist in compliance with state and federal regulations and provide proprietary clinical and health management programs (utilizing outcomes-based algorithm technology). LTC also provides a suite of technology solutions based largely on our Omniview® web-based platform that is intended to improve the efficiency of our customers’ operations through such tools as the electronic ordering of prescription refills, proof-of-delivery tracking, and real-time validation of Medicare Part D coverage, among others. LTC also provides a number of other products and services, including intravenous medications and nutrition products (infusion therapy products and services), respiratory therapy services, and clinical care planning. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs.

Specialty Care Group

SCG operates across a broad spectrum of the healthcare continuum, serving the needs of biopharmaceutical manufacturers, physicians, nurses, caregivers and patients. Our SCG services are largely centered on the specialty pharmaceutical market and revolve around four platforms: brand support services, supply chain solutions, patient support services and specialty pharmacy. By integrating these services across SCG’s platforms, we are able to provide our manufacturer clients a customized end-to-end solution for all of their needs. Our brand support services, supply chain solutions and patient support services are integrated, fee-for-service platforms which focus on helping the drug manufacturer to market, distribute and obtain reimbursement for their products. In our specialty pharmacy platform, we dispense specialized pharmaceuticals that are high cost, have complex reimbursement and supply chain challenges, have limited patient populations and are not available through normal retail channels. These specialized drugs deal primarily with specific categories of drugs and disease states, such as rheumatoid arthritis, multiple sclerosis, oncology and growth hormones.

Corporate Information

Our principal executive office is located at 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and our telephone number is (513) 719-2600. Our corporate website address is www.omnicare.com. Information contained on our website is not a part of, or incorporated by reference in, this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges.

	Nine Months Ended September 30,	Year Ended December 31,

	2014	2013		2012		2011		2010		2009

Ratio of Earnings to Fixed Charges (1)	4.1x	2.2	x	2.8	x	2.4	x	1.1	x	2.3	x

(1)	Our ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income from continuing operations, and dividing adjusted income from continuing operations by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, repayment or reduction of indebtedness, working capital, capital expenditures, acquisitions, and repurchases and redemptions of securities.

DESCRIPTION OF DEBT SECURITIES AND

GUARANTEES OF DEBT SECURITIES

We may issue debt securities either separately or together with, or upon the conversion of or in exchange for, other securities. We may issue senior debt securities and/or subordinated debt securities. The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series. Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. The form of indenture relating to our senior debt securities and the executed indenture related to our subordinated debt securities have been filed as exhibits to the registration statement of which this prospectus is a part.

The applicable prospectus supplement and the form of indenture relating to any particular debt securities offered will describe the specific terms of that series. When evaluating an offering of our debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

This section summarizes selected terms of the debt securities that we may offer. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms that differ from the terms of debt securities of any other series, and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

A prospectus supplement relating to the series of debt securities being offered will describe the specific terms of that series of debt securities, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•	the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•	whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	provisions relating to the modification, supplement or waiver of any provisions of the indenture relating to the debt securities of the series both with and without the consent of holders of the debt securities of such series;

•	whether the debt securities of the series, in whole or any specified part, will be defeasible pursuant to the indenture and the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	the events of default pertaining to the debt securities of the series;

•	covenants pertaining to the debt securities of the series;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series;

•	whether the debt securities of the series may be satisfied and discharged and, if so, the terms and conditions for such satisfaction and discharge;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•	whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•	whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating to the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture that apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series. In addition, the prospectus supplement relating to a series of subordinated debt securities will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for certain of our other securities, if at all, according to the terms and conditions described in the applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities, and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

The Trustees under the Indentures

A trustee in its individual or any other capacity may become the owner or pledgee of debt securities and may otherwise deal with us or any of our affiliates with the same rights it would have if it were not a trustee. If, however, any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue to act as trustee or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such series to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor depositary for such series or a nominee of such successor depositary. The specific terms of the depository arrangement will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Debt securities may be guaranteed by certain of our domestic subsidiaries. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share.

Common Stock

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of our common stock. When evaluating an offering of our common stock, you should also refer to all of the provisions of our charter, our by-laws and the Delaware General Corporation Law (the “DGCL”). Our charter and by-laws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference herein.

Terms of the Common Stock

As of September 30, 2014, 97,883,851 shares of our common stock were outstanding. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable.

Provisions with Possible Anti-takeover Effects

Certain provisions of our charter, by-laws and the DGCL may delay or prevent any transaction involving us that might result in a change of control.

Fair Price Provision.

With certain exceptions, in the event a person, corporation or other entity owns 10% or more of our stock entitled to vote, a majority of the outstanding shares of our capital stock not so owned is required to authorize (i) any merger or consolidation of us with or into such corporation, (ii) any sale, lease, exchange or other disposition of all or a substantial part of our assets to or with such person, corporation or other entity or (iii) issuances and transfers of our securities to such person, corporation or other entity for assets and/or securities with a value of at least $5 million or for cash.

Board of Directors.

Our board of directors, when evaluating any offer of another party to make a tender or exchange offer for our equity securities, merge or consolidate with us, or purchase or otherwise acquire all or substantially all of our assets, shall, in connection with the exercise of its judgment in determining what is in the best interests of us and our stockholders, give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and on the communities in which we operate or are located.

Our charter also provides that directors may be removed without cause only by the holders of two-thirds of the shares of our capital stock then entitled to vote on the election of directors.

Amendments to the Charter.

The sections of our charter relating to the fair price and director removal provisions described above, as well as those relating to elimination of director liability, indemnification of directors and the ability of our board of directors to amend the by-laws, may only be repealed or amended with the approval of the holders of two-thirds of the outstanding shares of each class of our capital stock entitled to vote thereon as a class.

Business Combinations.

We are subject to Section 203 of the DGCL, which restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder.

Future Issuances of Preferred Stock.

We are not required to seek stockholder approval prior to designating any future series of preferred stock. Our board of directors could issue preferred stock in one or more transactions with terms that might make the acquisition of control of our company more difficult or costly.

Transfer Agent

The transfer agent for our common stock is BNY Mellon Shareowner Services, Jersey City, New Jersey.

Preferred Stock

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating an offering of our preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL.

Our board of directors is authorized to determine the terms for each series of preferred stock, and a prospectus supplement will describe the terms of any series of preferred stock being offered thereby, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the purchase price of the preferred stock;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any series of preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of preferred stock as to rights upon liquidation, dissolution or winding up have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to a series of preferred stock, and any other preferred stock ranking on a parity with such preferred stock as to any distribution are not paid in full, then the holders of such series of preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of such series of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation nor merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;

•	increase or decrease the par value of the shares of that class; or

•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock that we may offer will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Outstanding Preferred Stock

As of September 30, 2014, there were no shares of preferred stock outstanding.

Transfer Agent and Registrar

The transfer agent and registrar designated for a particular series of preferred stock will be identified in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. A prospectus supplement will describe the specific terms of the particular series of warrants offered thereby, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the applicable prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating an offering of our warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

A prospectus supplement, as well as the related warrant agreement and warrant certificates, will describe the terms of the series of warrants being offered, including the following, where applicable:

•	the principal amount or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

A warrant will entitle the holder to purchase that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to that series of warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment of the exercise price and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of such warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell the securities described in this prospectus from time to time. We may sell the securities to one or more underwriters for public offering and sale by them; or we may sell the securities to investors through agents or dealers; or we may use a combination of these methods. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. If we use underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter at the time of sale.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriter, dealer or agent that will participate in a distribution of securities will be identified in the applicable prospectus supplement or other offering materials.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in the applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase securities from us or the dealers at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but such contracts will in all cases be subject to approval by us.

In the event we sell securities directly to investors, no underwriters, agents or dealers would be involved. We may use electronic media, including the internet, to offer and sell securities directly.

The securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. We may enter into agreements with remarketing firms that entitle them to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The applicable prospectus supplement will indicate, in connection with those derivatives, if such third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any such securities.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by White & Case LLP, New York, New York. Certain matters under Georgia law will be passed upon by Briskin, Cross & Sanford, LLC. Certain matters under Illinois law and Maryland law will be passed upon by Daneker, McIntire, Schumm, Prince, Manning & Widmann, P.C. Certain matters under Indiana law and Ohio law will be passed upon by Bingham Greenebaum Doll LLP. Certain matters under Kentucky law, South Carolina law, Virginia law and West Virginia law will be passed upon by Hancock, Daniel, Johnson & Nagle, P.C. Certain matters under Louisiana law will be passed upon by Taylor Porter Brooks & Phillips, L.L.P. Certain matters under Michigan law will be passed upon by Plunkett Cooney, P.C. Certain matters under Missouri law will be passed upon by Carmody MacDonald P.C. Certain matters under New Hampshire law will be passed upon by Shaheen & Gordon, P.A. Certain matters under New Jersey law and Pennsylvania law will be passed upon by Stradley Ronon Stevens & Young, LLP. Certain matters under Oklahoma law will be passed upon by McAfee &

Taft, A Professional Corporation. Certain matters under South Dakota law will be passed upon by Davenport, Evans, Hurwitz & Smith, LLP. Certain matters under Washington law will be passed upon by Stoel Rives LLP. Certain matters under Wisconsin law will be passed upon by Davis  & Kuelthau, S.C.

EXPERTS

The financial statements incorporated in this prospectus by reference to Omnicare, Inc.’s Current Report on Form 8-K dated November 5, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Omnicare, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our website at www.omnicare.com. However, the information on our website is not a part of, or incorporated by reference in, this prospectus or any prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and websites listed above.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed February 19, 2014) (the financial statements and related audit report have been superseded by the financial statements and related audit report included in the Current Report on Form 8-K filed on November 5, 2014);

(b)	Omnicare, Inc.’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 (filed April 23, 2014), June 30, 2014 (filed July 23, 2014) and September 30, 2014 (filed October 24, 2014);

(c)	Omnicare Inc.’s Current Reports on Form 8-K filed February 28, 2014, March 25, 2014, April 16, 2014, May 22, 2014, May 27, 2014, July 2, 2014, October 31, 2014 and November 5, 2014; and

(d)	Omnicare, Inc.’s description of its common stock contained in the Registration Statement filed on Form 8-A pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

We also are incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, Attention: Secretary; telephone number (513) 719-2600. The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

$700,000,000

$400,000,000 4.75% Senior Notes due 2022

$300,000,000 5.00% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Barclays

Goldman, Sachs & Co.

J.P. Morgan

SunTrust Robinson Humphrey

MUFG

US Bancorp

Huntington Investment Company

KeyBanc Capital Markets

Fifth Third Securities

Regions Securities LLC

SMBC Nikko

November 6, 2014